LOAN AND SECURITY AGREEMENT

By and Among

HOOPER HOLMES, INC.,

HOOPER INFORMATION SERVICES, INC.,

MID-AMERICA AGENCY SERVICES, INCORPORATED,

TEG ENTERPRISES, INC.,

HERITAGE LABS INTERNATIONAL, LLC,

HOOPER DISTRIBUTION SERVICES, LLC

and

TD BANK, N.A., as Agent

and

the Lenders described herein

Dated: March 9, 2009

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TABLE OF CONTENTS

Page

1.	DEFINITIONS	1

1.1	Defined Terms	1

1.2	Accounting Terms	10

1.3	UCC Terms	11

2.	THE LINE; USE OF PROCEEDS	11

2.1	Line of Credit	11

2.2	Use of Proceeds	11

2.3	Method of Advances.	11

2.4	Letters of Credit	12

3.	INTEREST RATE	13

3.1	Interest on the Line	13

3.2	Request for LIBOR Rate	13

3.3	Certain Provisions Regarding LIBOR Rates	13

3.4	Fall Back Rate	13

3.5	LIBOR Based Rate Borrowings	13

3.6	LIBOR Unlawful	14

3.7	LIBOR Based Rate Unascertainable or Unavailable	14

3.8	Default Interest	14

3.9	Post Judgment Interest	14

3.10	Calculation	14

3.11	Limitation of Interest to Maximum Lawful Rate	14

4.	PAYMENTS AND FEES	14

4.1	Interest Payments on the Line	14

4.2	Principal Payments on the Line	15

4.3	Letter of Credit Fees	15

4.4	Loan Fee	15

4.5	Usage Fee	15

4.6	Collateral Management Fee	15

4.7	Late Charge	15

4.8	Termination of Line.	16

4.9	Payment Method	16

4.10	Application of Payments	16

4.11	Loan Account	16

4.12	Loss of Margin	17

4.13	LIBOR Indemnity	17

5.	SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL	17

5.1	Personal Property	18

5.2	Real Property	19

5.3	Pledge	19

5.4	Surety	19

5.5	General	19

5.6	Collection of Receivables; Proceeds of Collateral.	20

6.	REPRESENTATIONS AND WARRANTIES	20

6.1	Valid Organization, Good Standing and Qualification	20

6.2	Licenses	22

6.3	Ownership Interests	22

6.4	Subsidiaries	22

6.5	Financial Statements	22

6.6	No Material Adverse Change in Financial Condition	22

6.7	Pending Litigation or Proceedings	22

6.8	Due Authorization; No Legal Restrictions	22

6.9	Enforceability	23

6.10	No Default Under Other Obligations, Orders or Governmental Regulations	23

6.11	Governmental Consents	23

6.12	Taxes	23

6.13	Title to Collateral	23

6.14	Names; Addresses	23

6.15	Current Compliance	24

6.16	Pension Plans	24

6.17	Leases and Contracts	24

6.18	Intellectual Property	24

6.19	Eligible Account Warranties	24

6.20	Commercial Tort Claims	25

6.21	Deposit Accounts	25

6.22	Accuracy of Representations and Warranties	25

6.23	Interrelatedness of Borrower and Guarantors	25

6.24	Allegiance	26

7.	GENERAL COVENANTS	26

7.1	Payment of Principal, Interest and Other Amounts Due	26

7.2	Limitation on Sale and Leaseback	26

7.3	Limitation on Indebtedness	26

7.4	Investments and Loans	26

7.5	Guaranties	27

7.6	Disposition of Assets	27

7.7	Merger; Consolidation; Business Acquisitions; Subsidiaries	27

7.8	Taxes; Claims for Labor and Materials	27

7.9	Liens	27

7.10	Existence; Approvals; Qualification; Business Operations; Compliance with Laws	28

7.11	Maintenance of Properties, Intellectual Property	28

7.12	Insurance	29

7.13	Inspections; Examinations	30

7.14	Default Under Other Indebtedness	30

7.15	Pension Plans	30

7.16	Bank of Account	31

7.17	Maintenance of Management	32

7.18	Amendment to Certificate or Articles of Incorporation	32

7.19	Dividends	32

7.20	Transactions with Affiliates	32

7.21	Restrictions on Interest Transfer	32

7.22	Change of Control.	32

7.23	Name; Address or State of Organization Change	33

7.24	Notices	33

7.25	Additional Documents and Future Actions	33

7.26	Title to Equipment	33

7.27	Accounts Receivable	33

7.28	Material Adverse Contracts	33

7.29	Restrictions on Use of Proceeds	34

7.30	Commercial Tort Claims	34

7.31	Possessory Collateral	35

7.32	Electronic Chattel Paper	35

7.33	Fiscal Year; Accounting Changes	35

7.34	Allegiance	35

8.	FINANCIAL COVENANTS	35

8.1	Fixed Charge Coverage Ratio	35

9.	ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS	35

9.1	Annual Statements	35

9.2	Projections and Cash Flow	36

9.3	Monthly Statements	36

9.4	Accounts Receivable and Accounts Payable Statements	37

9.5	Borrowing Base Certifications and Related Documents	37

9.6	Audit Reports	37

9.7	Reports to Governmental Agencies and Other Creditors	37

9.8	Compliance Certificates	37

9.9	Accountant's Certificate	37

9.10	Shareholder, Member and SEC Reports	38

9.11	Requested Information	38

10.	ENVIRONMENTAL REPRESENTATIONS AND COVENANTS.	38

10.1	Representations	38

10.2	Real Property	38

10.3	Covenant Regarding Compliance	33

10.4	Notices	39

10.5	Indemnity	39

10.6	Testing	39

10.7	Survival	40

11.	CONDITIONS OF CLOSING	40

11.1	Loan Documents	40

11.2	Representations and Warranties	40

11.3	No Default	40

11.4	Proceedings and Documents	40

11.5	Waiver Agreements	41

11.6	Delivery of Other Documents	41

11.7	Undrawn Availability	41

11.8	Non-Waiver of Rights	41

12.	CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES	42

12.1	Representations and Warranties	42

12.2	No Default	42

12.3	Other Requirements	42

13.	DEFAULT AND REMEDIES.	42

13.1	Events of Default	42

13.2	Remedies	44

13.3	Sale or Other Disposition of Collateral	45

13.4	Actions with Respect to Accounts	45

13.5	Set-Off	47

13.6	Turnover of Property Held by Agent	47

13.7	Delay or Omission Not Waiver	47

13.8	Remedies Cumulative; Consents	47

13.9 13.10 13.11	Certain Fees, Costs, Expenses, Expenditures and Indemnification Time is of the Essence Acknowledgement of Confession of Judgment Provisions	48 49 49

14.	COMMUNICATIONS AND NOTICES.	49

14.1	Communications and Notices	49

15.	WAIVERS.	50

15.1	Waivers	50

15.2	Forbearance	50

15.3	Limitation on Liability	51

16.	SUBMISSION TO JURISDICTION.	51

16.1	Submission to Jurisdiction	51

17.	USA Patriot Act Provisions.	51

17.1	USA Patriot Act Notice	51

17.2	Collateral Provisions.	51

17.3	OFAC Compliance	52

18.	SETTLEMENT AMONG LENDERS.	52

18.1	Between Settlement Dates	52

18.2	Settlement Date	52

18.3	Remittance to Agent	53

18.4	Alternate Procedures	53

18.5	Failure to Advance	53

18.6	Defaulting Lender	53

19.	AGENT.	54

19.1	Appointment of Agent	54

19.2	Holding of Collateral and Collections	54

19.3	Fees	54

19.4	Collections and Disbursements	54

19.5	Delegation of Duties; Discretion; Instructions	55

19.6	Nature of Duties	55

19.7	Lack of Reliance on the Agent	56

19.8	Resignation	56

19.9 19.10 19.11 19.12 19.13 19.14 19.15 19.16 19.17 19.18 19.19 19.20 19.21
Certain Rights of Agent

Reliance

Notice of Default

The Agent in its Capacity as Lender

OtherLoans

Disclosure of Information; Audits

Actions by Agent; Amendments; Waivers

Sharing of Risk; Indemnification; Expenses

Consultation with Cousel

Documents

Several Obligations

No Third Party Beneficiary

Participations and Assignments
56 56 56 57 57 57 57 59 59 59 60 60 60

20.	SUBROGATION	60

20.1	Subrogation	60

21.	MISCELLANEOUS.	61

21.1	Brokers	61

21.2	Use of Agent's Name	61

21.3	No Joint Venture	61

21.4	Survival	61

21.5	No Assignment by Obligor	61

21.6	Binding Effect	61

21.7	Severability	61

21.8	No Third Party Beneficiaries	62

21.9 21.10 21.11 21.12 21.13 21.14 21.15 21.16 21.17 21.18	Modifications Holidays LawGoverning Integration Exhibits and Schedules Headings Counterparts Waiver of Right to Trial by Jury Marketing Release Credit Inquiries	62 62 62 62 62 62 62 62 63 63

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the "Agreement") is made effective the 9th day of March, 2009 by and among HOOPER HOLMES, INC., a New York corporation ("Borrower"), HOOPER INFORMATION SERVICES, INC., a New Jersey corporation ("Information"), MID-AMERICA AGENCY SERVICES, INCORPORATED, a Nebraska corporation ("Mid America"), TEG ENTERPRISES, INC., a Nebraska corporation ("TEG"),  HERITAGE LABS INTERNATIONAL, LLC, a Kansas limited liability company ("Heritage"), HOOPER DISTRIBUTION SERVICES, LLC, a New Jersey limited liability company ("Distribution", and collectively with Information, Mid America, TEG and Heritage, the "Guarantors" and each a "Guarantor"), TD BANK, N.A. in its capacity as Agent ("Agent") and the financial institutions listed on Schedule A attached hereto (as such Schedule may be amended, modified or replaced from time to time), in their capacity as Lenders (collectively, the "Lenders" and each a "Lender"). Borrower and Guarantors are referred to herein jointly, severally and collectively as "Obligors" and each as an "Obligor".

BACKGROUND

A. Borrower has requested that Lenders extend a certain credit facility to Borrower, which Lenders are willing to do on the terms set forth herein.

B. Capitalized terms used herein will have the meanings set forth therefor in Section 1 of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower by Lenders, the parties hereto, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1 Defined Terms

.  The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

(a) "Advance" means any loan or extension of credit by Lenders to Borrower including, without limitation, Line Advances and the undrawn face amount of any letter of credit issued by any Lender or any Affiliate of any Lender for the account of Borrower.

(b) "Affiliate", as to any Person, means (a) each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question and (b) any person who is an officer, director, member, manager or partner of (i) such Person, (ii) any Subsidiary of such Person, or (iii) any Person described in the preceding clause (i).

(c) "Agent" shall have the meaning given such term in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person.

(d) "Allegiance" shall mean Allegiance Health, P.C., a New York professional corporation.

(e) "Borrower" shall have the meaning given such terms in the

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(f) introductory paragraph of this Agreement and shall include all permitted successors and assigns of Borrower.

(g) "Borrowing Base Amount" means, at any time, an amount up to eighty-five percent (85%) of the amount of Borrower's Eligible Receivables.

(h) "Business Day" means any day except a Saturday, Sunday or other day on which banks in Philadelphia, Pennsylvania are authorized by law to close.

(i) "Capital Expenditures" means any expenditure that would be classified as a capital expenditure on a statement of cash flow of Obligors prepared in accordance with GAAP.

(j) "Capitalized Leases" means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

(k) "Capitalized Lease Obligations" means all amounts payable with respect to a Capitalized Lease.

(l) "Collateral" shall have the meaning given such term in Section 5.5 of this Agreement.

(m) "Contract Period" means the period of time commencing on the date hereof and continuing through and including March 8, 2012.

(n) "Corporation" means a corporation, partnership, limited liability company, trust, unincorporated organization, association or joint stock company.

(o) "Default" means any event which with the giving of notice, passage of time or both, would constitute an Event of Default.

(p) "Defaulting Lender" shall have the meaning given such term in Section 18.6 hereof.

(q) "Default Rate" shall have the meaning given such term in Section  3.8 hereof.

(r) "EBITDA" means, for any period, Net Income of Obligors for such period, plus the aggregate amounts deducted in determining such Net Income in respect of (i) Interest Expense for such period, (ii) income taxes for such period, (iii) depreciation for such period, and (iv) amortization for such period, all as determined in accordance with GAAP on a consolidated basis.

(s) "Eligible Receivables" means accounts receivable of Borrower in which Agent, for the pro rata benefit of Lenders, has a prior, perfected first priority lien, which have been outstanding no more than sixty (60) days from the due date and no more than ninety (90) days from the original invoice date with respect to account debtors other than Increased Account Debtors, or one hundred and twenty (120) days from the original invoice date with respect to Increased Account Debtors, are not subject to offset, deduction, counterclaim, discount, credit, charge back, freight claim, allowance or adjustment, comply with the representations set forth in Section 6.19 and meet all specifications established by Agent in its sole discretion from time to time.  Eligible

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(t) Receivables shall not include: (i) non-trade receivables; (ii) foreign accounts receivable other than those fully secured by a letter of credit issued by a financial institution acceptable to Agent in its sole discretion or covered by credit insurance acceptable to Agent in its sole discretion in each case assigned to Agent, for the pro rata benefit of Lenders, or with respect to which Agent has been named loss payee, as applicable; (iii) contra-accounts; (iv) customer deposits; (v) bill and hold amounts; (vi) accounts originating from account debtors which are insolvent, bankrupt or whose accounts are under collection process; (vii) intercompany accounts or accounts from other affiliated corporations, organizations or individuals; (viii) accounts receivable from the United States government or any of its agencies which have not been assigned to Agent, for the pro rata benefit of Lenders, under the Assignment of Claims Act; (ix) finance charges; (x) lease receivables; (xi) accounts receivable owed by a Person if fifty percent (50%) or more of such Person's accounts receivable owed to Borrower, collectively, have been outstanding more than sixty (60) days from the due date, more than ninety (90) days from the original invoice date with respect to account debtors other than Increased Account Debtors or more than one hundred and twenty (120) days from the original invoice date with respect to Increased Account Debtors;  (xii) accounts receivable of poor credit quality as determined by Agent in its sole discretion; (xiii) that portion of accounts receivable concentrated in individual account debtors in excess of fifteen percent (15%) (or in such other amounts or percentages as may be established by Agent from time to time) of all Eligible Receivables; (xiv) any account with respect to which the account debtor is located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (I) Borrower has taken one of the actions described in clauses (A) or (B), (II) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election, or (III) Borrower has proven, to Agent's satisfaction, that it is exempt from any such requirements under any such state's laws and (xv) any account where the account debtor is a Sanctioned Person.  Borrower shall immediately notify Agent if any account receivable previously scheduled, listed or referred to in any certificate, statement or report by Borrower and upon which Borrower is basing availability under the Line ceases to be an Eligible Receivable.

(u) "End Date" means each "End Date" set forth in the chart contained in the definition of Required Cash Deposit.

(v) "Environmental Affiliate" means each Obligor, and any other Person for whom any Obligor at any time has any liability (contingent or otherwise) with respect to any claims arising out of the failure of such Obligor or such Person to comply with all applicable Environmental Requirements.

(w) "Environmental Cleanup Site" means any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Requirements.

(x) "Environmental Consultants" has the meaning given such term in Section 10.6 hereof.

(y) "Environmental Requirements" means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection

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(z) of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

(aa) "ERISA" has the meaning given such term in Section 6.16 hereof.

(bb) "Event of Default" means each of the events specified in Section 13.1.

(cc) "Federal Funds Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

(dd) "Fixed Charge Coverage Ratio" means the ratio of Obligors' (a) EBITDA to (b) Fixed Charges determined on a consolidated basis.

(ee) "Fixed Charges" means, for any period, the greater of (i) one (1) or (ii) the sum of (A) Obligors' Interest Expense for such period, plus (B) principal payments paid or due on Obligors' long-term Indebtedness and Capitalized Lease Obligations for such period, plus (C) Unfinanced Capital Expenditures of Obligors for such period, plus (D) income taxes paid or due by Obligors during such period, plus (E) dividends and distributions paid by Obligors during such period, all as determined in accordance with GAAP on a consolidated basis.

(ff) "GAAP" means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

(gg) "Good Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York and London, England are authorized by law to close.

(hh) "Guarantor" and "Guarantors" shall have the meanings given such terms in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Persons.

(ii) "Hedging Agreements" means any interest rate protection agreement, swap agreement (as defined in 11 U.S.C. § 101), foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements between any Borrower and Agent or any Lender or any Affiliate of Agent or any Lender.

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(jj) "Increased Account Debtor"  means each of the account debtors listed on Schedule 1.1(ff) hereof.

(kk) "Indebtedness", as applied to a Person, means:

(1) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(2) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

(3) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

(ll) "Interest Expense", as applied to Obligors, means for any period, the amount of interest paid or due on Indebtedness by Obligors for such period, determined in accordance with GAAP.

(mm) "IP Security Agreement" means that certain Intellectual Property Security Agreement executed by Borrower in favor of Agent dated of even dated herewith.

(nn) "Issuing Bank" means TD.

(oo) "Lender" and "Lenders" shall have the meaning given such terms in the introductory paragraph of this Agreement and shall include all permitted successors and assigns of such Person.

(pp) "Lender Indebtedness" means all obligations and Indebtedness of any Obligor to Agent or any Lender or any Affiliate of Agent or any Lender, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all obligations to reimburse Agent or any Lender or any Affiliate of Agent or any Lender for payments made by Agent or any Lender or any such Affiliate pursuant to any letter of credit issued for the account or benefit of any Obligor by Agent, Issuing Bank or any Lender or any Affiliate of Agent, Issuing Bank or any Lender, all obligations to Agent or any Lender or any Affiliate of Agent or any Lender under any Hedging Agreements, all other obligations or undertakings now or hereafter made by or for the benefit of any Obligor to or for the benefit of Agent or any Lender or any Affiliate of Agent or any Lender under any other agreement, promissory note or undertaking now existing or hereafter entered into by any Obligor with Agent or any Lender or any such Affiliate, including, without limitation, all obligations of each Obligor to Agent or any Lender or any Affiliate of Agent or any Lender under any guaranty or surety agreement and all obligations of each Obligor to immediately pay to Agent or any Lender or any Affiliate of Agent or any Lender the amount of any overdraft on any deposit account maintained with Agent or any Lender or any Affiliate of Agent or

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(qq) any Lender, together with all interest and other sums payable in connection with any of the foregoing.

(rr) "Letter of Credit Sublimit" means an amount up to One Million Five Hundred Thousand Dollars ($1,500,000.00).

(ss) "LIBOR Based Rate" means the LIBOR Rate, plus the LIBOR Rate Margin.

(tt) "LIBOR Market Index Based Rate" means the LIBOR Market Index Rate, plus the LIBOR Market Index Rate Margin.

(uu) "LIBOR Market Index Rate" means greater of (i) one percent (1%) per annum and (ii) the LIBOR Rate for a one (1) month Rate Period as determined on the first Good Business Day of each month, which rate shall remain in effect until, and shall be reset on, the first Good Business Day of each successive month.

(vv) "LIBOR Market Index Rate Advance" means any Advance accruing interest at the LIBOR Market Index Based Rate.

(ww) "LIBOR Market Index Rate Margin" means three hundred fifty (350) basis points.

(xx) "LIBOR Rate" means, for any proposed or existing LIBOR Rate Advances, the greater of (i) one percent (1%) per annum and (ii) the quotient obtained by dividing (A) the offered rate for deposits in United States dollars for a period equal to such Rate Period which appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m., London time, two Good Business Days prior to the first day of such Rate Period; provided, that if such rate does not appear on Reuters Screen LIBOR 01 Page, the rate will be the arithmetic mean of the rates quoted by major banks in London, selected by Agent for such Rate Period, as of 11:00 a.m (London time) two Good Business Days prior to the first day of such Rate Period, by (B) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by Agent by the Board of Governors of the Federal Reserve System.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

(yy) "LIBOR Rate Advance" means any Advance accruing interest at the LIBOR Based Rate.

(zz) "LIBOR Rate Margin" means three hundred fifty (350) basis points.

(aaa) "LIBOR Rate Notification" means an irrevocable written notice in form acceptable to Agent requesting the LIBOR Based Rate, which notice must be provided to Agent prior to 10:00 a.m. Philadelphia time on a Business Day which is at least three (3) Good Business Days prior to the date on which such rate is requested to take effect, specifying:

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(bbb) the principal amount which is to accrue interest at such rate;

(1) the date on which such rate is to take effect and the Rate Period; and

(2) whether such principal amount is a new advance, a conversion from another interest rate or a renewal of another interest rate.

(ccc) "Line" shall have the meaning given such term in Section 2.1 hereof.

(ddd) "Line Advances" means all Advances under the Line other than Letters of Credit.

(eee) "Line Note" shall have the meaning given such term in Section 2.1 hereof.

(fff) "Loan" means the Line.

(ggg) "Loan Account" has the meaning given such term in Section 4.11 hereof.

(hhh) "Loan Fee" has the meaning given such term in Section 4.4 hereof.

(iii) "Loan Documents" means this Agreement, the Line Note, the Surety Agreement, the Pledge Agreement, the Mortgage, the Rent Assignment, the IP Security Agreement and all other documents, executed or delivered by any Obligor or any other Person pursuant to this Agreement or in connection herewith, as they may be amended, modified or restated from time to time.

(jjj) "Material Adverse Effect" means a material adverse effect, as determined by Agent in its sole discretion (i) on the business, operations, assets, management, liabilities or condition of any Obligor, (ii) in the value of or the perfection or priority of Agent's lien upon the Collateral, or (iii) in the ability of any Obligor to perform its obligations under the Loan Documents

(kkk) "Maximum Line Amount" means an amount up to Fifteen Million Dollars ($15,000,000.00).

(lll) "Mortgage" means that certain Mortgage and Security Agreement executed by Borrower in favor of Agent dated of even date herewith.

(mmm) "Mortgaged Property" shall have the meaning given such term in Section 5.2 hereof.

(nnn) "Net Income" means income (or loss) of Obligors after income and franchise taxes and shall have the meaning given such term by GAAP, provided that there shall be specifically excluded therefrom (i) gains or losses from the sale of capital assets, (ii) net income of any Person in which any Obligor has an ownership interest, unless received by such Obligor in a cash distribution, and (iii) any gains arising from extraordinary items, all as determined in accordance with GAAP on a consolidated basis.

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(ooo) "Note" means the Line Note.

(ppp) "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

(qqq) "Out-Of-Formula Advance" means the amount by which (i) the sum of (a) the then outstanding Line Advances, plus (b) the face amount of all outstanding Letters of Credit exceeds (ii) the Borrowing Base Amount, subject to such restrictions on Advances as are set forth in this Agreement.

(rrr) "Participations" shall have the meaning given such term in Section 19.21(a) hereof.

(sss) "Participants" shall have the meaning given such term in Section 19.21(a) hereof.

(ttt) "PBGC" has the meaning given such term in Section 6.16 below.

(uuu) "Person" means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

(vvv) "Plan" has the meaning given such term in Section 6.16 below.

(www) "Pledge Agreement" shall have the meaning given such term in Section 5.3 hereof.

(xxx) "Prime Based Rate" means the Prime Rate, plus the Prime Rate Margin (such interest rate to change immediately upon any change in the Prime Rate).

(yyy) "Prime Rate" means the greater of (1) the "Prime Rate" of interest as published in the "Money Rates" section of The Wall Street Journal on the applicable date (or the highest "Prime Rate" if more than one is published) as such rate may change from time to time; (2) the Federal Funds Rate plus fifty (50) basis points; and (C) the LIBOR Rate for a one month Rate Period plus one hundred (100) basis points.  If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Agent may use a similar published prime or base rate.  The Prime Rate is not necessarily the lowest or best rate of interest offered by Agent to any borrower or class of borrowers.

(zzz) "Prime Rate Advance" means any Advance accruing interest at the Prime Based Rate.

(aaaa) "Prime Rate Margin" means one hundred fifty (150) basis points.

(bbbb) "Pro Rata Percentages" means, as to each Lender, the percentage set forth next to such Lender's name on Schedule A hereof.

(cccc) "Pro Rata Share" means, as to each Lender, the amount set forth next to such Lender's name on Schedule A hereto with respect to the Loan.

(dddd) "Rate Period" means, for any principal portion of the Line for which Borrower elects the LIBOR Based Rate, the period of time for which such rate shall apply to such

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(eeee) principal portion.

(ffff) "Real Property" had the meaning given such term in Section 10.2 below.

(gggg) "Rent Assignment" means that certain Assignment of Rents and Leases executed by Borrower in favor of Agent of even date herewith.

(hhhh) "Requested Advance Date" has the meaning given such term in Section 2.5(b) hereof.

(iiii) "Required Cash Deposit" means for each ninety (90) day period ending on each End Date set forth below an average amount equal to the Required Cash Deposit set forth below, in each case, minus the average amount of Line Advances outstanding during such ninety (90) day period:

End Date	Required Cash Deposit
1/31/2010	$3,500,000
3/31/2010	$4,000,000
6/30/2010	$4,500,000
9/30/2010	$5,000,000
12/31/2010	$5,500,000
3/31/2011	$6,000,000
6/30/2011	$6,500,000
9/30/2011	$7,000,000
12/31/2011	$7,500,000
3/31/2012	$8,000,000

(jjjj) "Required Lenders" means Lenders holding at least fifty-one percent (51%) of the Advances and, if no Advances are outstanding, means Lenders holding fifty-one percent (51%) of the Pro Rata Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders means all Lenders.

(kkkk) "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

(llll) "Sanctioned Person" means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

(mmmm) "Special Materials" means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction.  Special Materials shall include, without limitation:  (i) any

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(nnnn) flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended or any similar state or local law), (ii) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

(oooo) "Subsidiary" means a Corporation (i) which is organized under the laws of the United States or any State thereof, or any other county or jurisdiction, (ii) which conducts substantially all of its business and has substantially all of its assets within the United States and (iii) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by any Obligor or one or more of their Subsidiaries.

(pppp) "Surety Agreement" shall have the meaning given such term in Section  5.4 hereof.

(qqqq) "TD" means TD Bank, N.A.

(rrrr) "Test Period" shall mean each ninety (90) day period ending on an End Date.

(ssss) "Undrawn Availability" at a particular date means an amount equal to (i) the lesser of (A) the Borrowing Base Amount or (B) the Maximum Line Amount, minus (ii) the sum of (A) the outstanding amount of Advances under the Line, plus (B) the face amount of all outstanding Letters of Credit, plus (C) all amounts due and owing to each Obligor's trade creditors which are outstanding beyond normal trade terms.

(tttt) "Unfinanced Capital Expenditures" means all Capital Expenditures of any Obligor which are not funded with borrowed money; provided that, as long as the Obligors, collectively, maintain on deposit with Agent an amount equal to at least the Required Cash Deposit for each Test Period contained in each twelve (12) month period ending on an End Date, then for each such twelve (12) month period, up to Five Million Five Hundred Thousand Dollars ($5,500,000.00) of Obligors Capital Expenditures shall be considered "financed" for the purposes of calculating the Fixed Charge Coverage Ratio, and further provided that all Capital Expenditures funded with Line Advances shall be deemed "Unfinanced Capital Expenditures".

(uuuu) "Waiver Agreement" means an agreement in form and content satisfactory to Agent in its sole discretion executed by a landlord of a leased location of an Obligor or a warehouseman of a warehouse location of an Obligor pursuant to which, inter alia, such landlord or warehouseman waives any and all rights against any Collateral at such location and permits Agent access to such location for the purpose of selling and taking possession of any Collateral at such location.

1.2 Accounting Terms

.  As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP.

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        1.3 UCC Terms

.  All terms used herein and defined in the Uniform Commercial Code as in effect in the State of New Jersey from time to time shall have the meanings given therein unless otherwise defined herein.

2. THE LINE; USE OF PROCEEDS

2.1 Line of Credit

(a) Each Lender will establish for Borrower for and during the Contract Period, subject to the terms and conditions hereof, a revolving line of credit (the "Line") pursuant to which Lender will from time to time in accordance with their respective Pro Rata Percentage, severally and not jointly, make Advances to Borrower in an aggregate amount not exceeding at any time the lesser of:  (a) the Borrowing Base Amount or (b) the Maximum Line Amount.  Agent, in its sole discretion, may from time to time (x) establish certain reserves in respect of the Borrowing Base Amount and/or (y) increase or decrease the advance rates contained in the Borrowing Base Amount.  Borrower consents to any such implementation of reserves or increase or decrease of advance rates and acknowledge that Agent's decrease of advance rates or implementation of reserves may limit or restrict Advances available to Borrower.  Within the limitations set forth above, Borrower may borrow, repay and reborrow under the Line.  The Line shall be subject to all terms and conditions set forth in all of the Loan Documents, which terms and conditions are incorporated herein.  Borrower's obligation to repay Advances under the Line shall be evidenced by Borrower's promissory note (the "Line Note") delivered to each Lender, which shall be in the respective principal amounts of each Lenders' Pro Rata Share of the Line and which shall be in the form attached hereto as Exhibit "A", with the blanks appropriately filled in.

(b) Subject to the terms and conditions of this Agreement, each Lender agrees to lend to Borrower the amount equal to such Lender's respective Pro Rata Percentage of each advance requested by Borrower under the Line.  The outstanding amount of the advances by each Lender shall not exceed such Lender's Pro Rata Share of the Line (as such amount may change from time to time in accordance with the terms of this Agreement).

(c) The obligations of each Lender under this Agreement are several and not joint with each other Lender.  The failure of any Lender to make any Advance to be made by it hereunder shall not relieve any other Lender of its obligation to do so; provided; however, no Lender shall be responsible for the failure of any other Lender to make any Advance to be made by such Lender hereunder.

2.2 Use of Proceeds

.  Borrower agrees to use Line Advances to refinance obligations of Borrower to Citicorp USA, Inc. ("Citicorp") and for proper working capital purposes.

2.3 Method of Advances.

(a) Line Advances.  On any Business Day, Borrower may request a Line Advance by delivering to the bank officer designated by Agent no later than 11:00 A.M., Philadelphia, Pennsylvania time, three (3) Good Business Days prior to the first day of the selected Rate Period a written request for a Line Advance and a completed and executed borrowing base certificate together with such collateral and back-up documentation as Agent may from time to time require and a LIBOR Rate Notification. Each request for an Advance under the Line shall be conclusively presumed to be made by a Person authorized by Borrower to do so and, once received by Agent, shall be deemed irrevocable.  However, Agent may require that specified officers of

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(b) Borrower sign each borrowing base certificate

(c) Funding of Advances.  Subject to the terms and conditions of this Agreement, Agent may make the proceeds of an Advance available to Borrower by crediting such proceeds to Borrower's deposit account with Agent.

2.4 Letters of Credit

.  Issuing Bank, at its reasonable discretion, may issue for the account of Borrower standby letters of credit in form and content satisfactory to Issuing Bank, at its sole discretion, with a term not to exceed the earlier to occur of (a) twelve (12) months, or (b) the last day of the Contract Period.  Notwithstanding the foregoing, at no time shall the (i) aggregate face amount of all outstanding letters of credit issued under the Line exceed the Letter of Credit Sublimit; and (ii) principal balance of the Line, plus the aggregate face amount of all outstanding letters of credit issued under the Line, exceed the lesser of the (A) Borrowing Base Amount or (B) Maximum Line Amount.  In addition, no letter of credit issued under this Agreement shall have any "evergreen" or other automatic renewal provisions.

Borrower will execute a letter of credit application and letter of credit agreement, and such other documents as may be required by Issuing Bank in connection with the issuance of letters of credit hereunder.  The outstanding face amount of all letters of credit issued by Issuing Bank pursuant hereto will reduce Borrower's ability to borrow under the Line as if such face amount were a Line Advance.  In the event that any Lender pays any sums due pursuant to such letters of credit for any reason, such payment shall be deemed to be a Line Advance under the Line repayable by Borrower pursuant to the terms hereof.

In the event that the Line is terminated for any reason or demand is made thereunder, Borrower will deposit with Agent an amount equal to one hundred five percent (105%) of the face amount of all letters of credit then outstanding which have been issued hereunder, plus all fees related thereto or to accrue thereunder.  Such funds will be held by Agent as cash collateral to secure the Lender Indebtedness.

Borrower hereby assume all risks of the acts or omissions of Agent and any beneficiary of any letter of credit issued by Issuing Bank, Lenders and Agent.  Without limiting the generality of the foregoing, Borrower hereby indemnifies and holds harmless Issuing Bank, Lenders and Agent and any Affiliate, shareholder, officer, director, official, agent, employee and attorney of Agent and any of their respective heirs, executors, administrators, successors and assigns (collectively, for this paragraph, the "Indemnitees") from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, any letter of credit issued by Issuing Bank, Lenders or Agent or any Indemnitee entering into any transaction described herein provided, however, Borrower shall not be required to indemnify any Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such Indemnitee.

Immediately upon the issuance of any letter of credit, Issuing Bank is deemed to have granted to each Lender, and each Lender is deemed to have acquired from Issuing Bank, an undivided participating interest (without recourse to or warranty by Issuing Bank), in accordance with each such Lender's respective Pro Rata Percentage of the Line, in all of Issuing Bank's rights and liabilities with respect to such letter of credit.  Each Lender shall be directly and unconditionally obligated without deduction or setoff of any kind, to Issuing Bank, according to such Lender's Pro Rata Percentage of the Line, to reimburse Issuing Bank for draws honored or paid by Issuing Bank at

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any time (including, without limitation, following commencement of any bankruptcy, reorganization, receivership or dissolution proceeding with respect to Borrower) under any such letter of credit.

3. INTEREST RATE

3.1 Interest on the Line

(a) .  Interest on outstanding Line Advances will accrue from the date of advance until final payment thereof at the rate per annum which is the LIBOR Based Rate.

3.2 Request for LIBOR Rate

.  If Borrower desires that all or part of the Line Advances accrue interest at the LIBOR Based Rate, Borrower shall give Agent a LIBOR Rate Notification.  Upon delivery of a LIBOR Rate Notification, that portion of the principal balance outstanding under the Line identified in such LIBOR Rate Notification shall accrue interest at the LIBOR Based Rate as follows:  (a) with respect to the principal amount of any new Line Advance from the date of such Advance until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (b) with respect to all or any portion of Line Advances outstanding and accruing interest at another LIBOR Based Rate at the time of the LIBOR Rate Notification related to such Advances, from the expiration of the then current Rate Period related to such Advances until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (c) with respect to all or any portion of the Line Advances outstanding and accruing interest at the Prime Based Rate or the LIBOR Market Index Based Rate at the time of the LIBOR Rate Notification related to such Advances, from the date set forth in such LIBOR Rate Notification until the end of the Rate Period specified in such LIBOR Rate Notification.  If Borrower fails to deliver a LIBOR Rate Notification with respect to any new Line Advance or fails to deliver a LIBOR Rate Notification with respect to any existing Line Advance at least three (3) Good Business Days prior to the last day of the applicable Rate Period, such Line Advance shall accrue interest automatically at the LIBOR Market Index Based Rate from the date of advance or the date of expiration of such Rate Period, as applicable, until paid in full, unless and until receipt by Agent of a request for another interest rate in accordance with the terms of this Agreement.

3.3 Certain Provisions Regarding LIBOR Rates

.  Borrower understands and agrees that:  (a) subject to the provisions of this Agreement, the LIBOR Based Rate may apply simultaneously to different portions of the outstanding principal of the Line; (b) the LIBOR Based Rate may apply simultaneously to various portions of the outstanding principal of the Line for various Rate Periods; (c) the Rate Periods for the LIBOR Based Rate shall be either one (1), two (2), or three (3) months; (d) the LIBOR Based Rate applicable to any portion of the outstanding principal of the Line may be different from the LIBOR Based Rate applicable to any other portion of the outstanding principal of the Line; (e) individual portions of the Line accruing interest at the LIBOR Based Rate must be in amounts of at least One Million Dollars ($1,000,000.00) each and in increments of One Hundred Thousand Dollars ($100,000.00); and (f) the LIBOR Based Rate shall not be available at any time during the continuation of an Event of Default.

3.4 Fall Back Rate

.  After expiration of any Rate Period, any principal portion of the Line corresponding to such Rate Period which has not been converted or renewed in accordance with the terms of this Agreement shall accrue interest automatically at the LIBOR Market Index Based Rate in accordance with the last sentence of Section 3.2 hereof.

3.5 LIBOR Based Rate Borrowings

.  No more than three (3) separate borrowings in the aggregate accruing interest at the LIBOR Based Rate may be outstanding at any

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one time under the Line.

3.6 LIBOR Unlawful

.  In the event that, as a result of any changes in applicable law or regulation or the interpretation thereof, it becomes unlawful for any Lender to maintain or fund any Advance at the LIBOR Based Rate and/or the LIBOR Market Index Based Rate, then such Lender shall immediately notify Agent who shall immediately notify Borrower thereof and such Lender's obligation to make, convert to, or maintain any Advance at the LIBOR Based Rate and/or LIBOR Market Index Based Rate shall be suspended until such time as such Lender advises Agent that it may again cause the LIBOR Based Rate and/or the LIBOR Market Index Based Rate to be applicable and, until such time, Advances subject to the LIBOR Based Rate or LIBOR Market Index Based Rate shall accrue interest at the Prime Based Rate.  Promptly after becoming aware that it is no longer unlawful for such Lender to maintain or fund Advances at the LIBOR Based Rate or LIBOR Market Index Based Rate, such Lender shall notify Agent who shall notify Borrower thereof and such suspension shall cease to exist.

3.7 LIBOR Based Rate Unascertainable or Unavailable

.  If, at any time, any Lender in good faith shall determine (which determination shall be conclusive) that the LIBOR Based Rate and/or LIBOR Market Index Based Rate is unavailable or adequate means for ascertaining the LIBOR Based Rate and/or LIBOR Market Index Based Rate do not exist, such Lender shall promptly notify Agent who shall promptly notify Borrower of such determination.  Upon such determination, the right of Borrower to select, maintain and/or convert to the LIBOR Based Rate and/or the LIBOR Market Index Based Rate shall be suspended until notice from such Lender to Agent that the LIBOR Based Rate and/or LIBOR Market Index Based Rate is again available or ascertainable and, until such time, all outstanding Advances under the Line shall accrue interest at the Prime Based Rate.

3.8 Default Interest

.  Interest will accrue on the principal balance of the Line after the occurrence of an Event of Default or expiration of the Contract Period at a rate which is three percent (3%) in excess of the applicable rate of interest in effect for the Line from time to time (the "Default Rate").

3.9 Post Judgment Interest

.  Any judgment obtained for sums due hereunder or under the Loan Documents will accrue interest at the applicable default rate set forth above until paid.

3.10 Calculation

.  Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

3.11 Limitation of Interest to Maximum Lawful Rate

.  In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower.  Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Agent may determine.  If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Agent.  Any such crediting or refunding will not cure or waive any default by Borrower.  Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

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4.      PAYMENTS AND FEES

   4.1 Interest Payments on the Line

.  Borrower will pay interest on: (a) outstanding LIBOR Rate Advances on the last day of each Rate Period; (b) LIBOR Market Index Rate Advances monthly in arrears on the first day of each calendar month commencing the first day of the first calendar month following the date hereof; and (c) Prime Rate Advances monthly in arrears on the first day of each calendar month commencing the first day of the first calendar month following the date hereof.

4.2 Principal Payments on the Line

.  Borrower will pay the outstanding Advances under the Line, together with any accrued and unpaid interest thereon, and any other sums due pursuant to the terms hereof, ON DEMAND after the occurrence of an Event of Default or after expiration of the Contract Period.  If any Out-Of-Formula Advance arises or exists under the Line for any reason whatsoever, including accounts becoming ineligible, Agent decreasing advance rates or Agent establishing reserves, Borrower will repay such Out-Of-Formula Advance immediately, without demand.

 4.3 Letter of Credit Fees

.  For each issuance or renewal of a standby letter of credit hereunder, Borrower will pay to Agent an issuance or renewal fee in an amount equal to three and one-half percent (3.5%) per annum of the face amount of such standby letter of credit, payable coincident with and as a condition of the issuance or renewal of such standby letter of credit.  In addition, Borrower shall pay such other fees and charges in connection with each standby letter of credit as may be customarily charged by Agent.  Such fees shall be computed on the basis of a year of 360 days.

4.3 Loan Fee

.  In consideration of Agent's and Lenders' agreements contained herein, Borrower shall pay to Agent an annual loan fee in the amount of One Hundred Thousand Five Hundred Dollars ($100,500.00) (the "Loan Fee"), which fee may be charged as a Line Advance or charged to any bank account of Borrower maintained with Agent.  The Loan Fee shall be due and payable by Borrower on the date hereof and annually thereafter on each anniversary of the date hereof (each such date being referred to herein as a "Due Date").  The Loan Fee is in addition to the interest and other amounts which Borrower is required to pay under the Loan Documents and is fully earned and nonrefundable on and as of each applicable Due Date.

4.5 Usage Fee

.  So long as the Line is outstanding and has not been terminated, and the Lender Indebtedness has not been satisfied in full, Borrower shall unconditionally pay to Agent a fee equal to one percent (1%) per annum of the daily unused portion of the Line (which shall be calculated as the Maximum Line Amount, minus the sum of (a) the average outstanding principal balance of cash advances under the Line for the applicable month, plus (b) the average daily aggregate undrawn portion of all outstanding Letters of Credit for the applicable month), which fee shall be computed on a monthly basis in arrears and shall be due and payable on the first day of each month commencing on the first day of the first full month after the date hereof.

4.6 Collateral Management Fee

.  So long as the Line has not been terminated pursuant to the terms hereof, and the Lender Indebtedness has not been satisfied in full, Borrower shall unconditionally pay to Agent a non-refundable monthly collateral management fee of Two Thousand Five Hundred Dollars ($2,500.00), payable on the date hereof and on the first day of each calendar month hereafter.

4.7 Late Charge

.  In the event that Borrower fails to pay any principal, interest

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or other fees or expenses payable hereunder for a period of at least fifteen (15) days after any such payment is first due, in addition to paying such sums, Borrower will pay to Agent a late charge equal to five percent (5%) of such past due payment as compensation for the expenses incident to such past due payment.

4.8 Termination of Line.

(a) Right to Terminate.  Borrower may terminate the Line upon ninety (90) days prior written notice to Agent.

(b) Termination Fee.  In the event that (i) the Line is terminated by Borrower for any reason, including without limitation prepayment or refinancing of the Line with another lender or from any other source, or (ii) an Event of Default occurs and the Line is terminated, Borrower shall pay to Agent a termination fee calculated as follows:

(1) if the termination date is on or prior to the first anniversary of the date hereof, the termination fee will be equal to two percent (2%) of the Maximum Line Amount;

(2) if the termination date is after the first anniversary of the date hereof but on or prior to the second anniversary of the date hereof, the termination fee will be equal to one percent (1%) of the Maximum Line Amount; and

(3) if the termination date is after the second anniversary of the date hereof but prior to the last day of the Contract Period, the termination fee will be equal to one-half percent (.5%) of the Maximum Line Amount.

4.9 Payment Method

.  Borrower irrevocably authorizes Agent to debit all payments required to be made by Borrower hereunder or under the Loan on the date due from any deposit account maintained by Borrower with Agent or any Lender or to charge any or all of such payments as a Line Advance.  Otherwise, Borrower will be obligated to make such payments directly to Agent.  All payments are to be made in immediately available funds.  If Agent accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Agent.

4.10 Application of Payments

.  Any and all payments on account of the Loan will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Loan Documents, in such order as Agent, in its discretion, elects.  If any Obligor makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

4.11 Loan Account

.  Agent will open and maintain on its books a loan account (the "Loan Account") with respect to Advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Agent under this Agreement.  Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on Borrower as to the amount at any time due to Agent from Borrower under this Agreement or the Line Note.

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4.12 Loss of Margin

.  In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

(a) subjects Agent or any Lender to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by any Obligor or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of Agent or any Lender imposed by the United States of America or any political subdivision thereof); or

(b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or Advances or commitment to make loans or Advances by, or letters of credit issued or commitment to issue letters of credit by, the Agent or any Lender; or

(c) imposes upon Agent or any Lender any other condition with respect to Advances or extensions of credit or the commitment to make Advances or extensions of credit under this Agreement, or the result of any of the foregoing is to increase the costs of Agent or any Lender, reduce the income receivable by or return on equity of Agent or any Lender or impose any expense upon Agent or any Lender with respect to any Advances or extensions of credit or commitments to make Advances or extensions of credit under this Agreement, Agent shall so notify Borrower in writing.  Borrower agrees to pay Agent, for the benefit of Agent and Lenders, the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Agent of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense.  Such statement shall set forth a brief explanation of the amount and Agent's calculation of the amount (in determining such amount the Agent may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.  If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the highest default rate payable hereunder from the due date until paid, both before and after judgment.

4.13 LIBOR Indemnity

.  Borrower shall indemnify Agent and Lender against any loss or expense (including loss of margin) which Agent or any Lender has sustained or incurred as a consequence of (a) payment, prepayment or conversion of any portion of any LIBOR Rate Advances on a day other than the last day of the corresponding Rate Period (even if such payment is pursuant to demand by Agent pursuant to this Agreement and whether or not any such payment, prepayment or conversion is consented to by Agent); or (b) attempt by Borrower to revoke in whole or in part any irrevocable LIBOR Rate Notification pursuant to this Agreement.

If any such loss is sustained, Agent shall from time to time notify Borrower of the amount determined in good faith by Agent (which determination shall be conclusive) to be necessary to indemnify Agent and Lenders for such loss or expense.  Such amount shall be due and payable by Borrower on demand.

5. SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL

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5. Personal Property

.  As security for the full and timely payment and performance of all Lender Indebtedness, each Obligor hereby grants to Agent, for the pro rata benefit of Lenders, a security interest in all existing and after-acquired property of such Obligor of any nature including, without limitation:

(a) All present and future accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by such Obligor or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishing of which shall be given or may give rise to any of the foregoing, (ii) all of such Obligor's rights as a consignor, consignee, unpaid vendor or other lienor in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii)  all general intangibles related thereto, (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any accounts, (v) choses-in-action, claims and judgments, and (vi) any returned or unearned premiums, which may be due upon cancellation of any insurance policies.

(b) All present and future inventory of such Obligor (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in such Obligor's business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by such Obligor and all embedded software related thereto.

(c) All present and future general intangibles (including but not limited to payment intangibles, tax refunds and rebates, manufacturing and processing rights, designs, patents, patent rights and applications therefor, trademarks and registration or applications therefor, tradenames, brand names, logos, inventions, copyrights and all applications and registrations therefor), licenses, permits, approvals, software and computer programs, license rights, royalties, trade secrets, methods, processes, know-how, formulas, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development.

(d) All present and future machinery, equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, and all manuals of operation, maintenance or repair, and all embedded software related thereto.

(e) All present and future general ledger sheets, files, books and records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of such Obligor or any service bureau.

(f) All present and future letter of credit rights and supporting obligations, including without limitation, all letters of credit and letter of credit rights now existing or hereafter issued naming such Obligor as a beneficiary or assigned to such Obligor, including the right to receive payment thereunder, and all documents and records associated therewith.

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(g) All present and future deposit accounts of such Obligor.  With respect to any deposit accounts not maintained with Agent or any Lender, such Obligor shall enter into a control agreement satisfactory to Agent for each such deposit account.

(h) All present and future financial assets and investment property of such Obligor.

(i) All of such Obligor's commercial tort claims from time to time listed on Schedule 5.1(i) hereto.  Each amendment adding commercial tort claims to such Schedule 5.1(i) pursuant to the provisions of Section 7.30 below shall constitute a contemporaneous grant by such Obligor of a security interest in all of such Obligor's rights and interests in such commercial tort claims.

(j) All funds, instruments, documents, policies and evidence and certificates of insurance and rights thereunder, securities, chattel paper and other assets of such Obligor or in which such Obligor has an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Agent or any Lender or owing by Agent or any Lender to Obligor or in transit by mail or carrier to Agent or any Lender or in the possession of any other Person acting on Agent's or any Lender's behalf, without regard to whether Agent or any Lender received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Agent or any Lender has conditionally released the same, and in all assets of such Obligor in which Agent or any Lender now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(k) All products and proceeds of each of the items described in the foregoing subparagraphs (a)-(j) and all supporting obligations related thereto.

5.2 Real Property

.  As further security for the Lender Indebtedness, Borrower shall grant to Agent a first priority mortgage lien encumbering the premises situated at 170 Mount Airy Road, Basking Ridge, New Jersey and all improvements thereon and all rights, licenses, permits and approvals relating thereto, together with an assignment of all rents and leases related thereto (collectively, the "Mortgaged Property").

5.3 Pledge

.  As further security for all Lender Indebtedness, Borrower shall execute and deliver to Agent a Pledge Agreement (the "Pledge Agreement") in form and content satisfactory to Agent pursuant to which Borrower pledges to Agent, for the pro rata benefit of Lenders, all right, title and interest of Borrower in each of its Subsidiaries.

5.4 Surety

.  As further security for the Lender Indebtedness, Borrower shall cause to be executed and delivered to Agent the absolute, unconditional, unlimited surety agreement (the "Surety Agreement") of Guarantors in form and content satisfactory to Agent.

5.5 General

.  The collateral described above in Sections 5.1, 5.2, 5.3 and 5.4 is collectively referred to herein as the "Collateral".  The above-described security interests, assignments, liens and guarantees shall not be rendered void by the fact that no Lender Indebtedness exists as of any particular date, but shall continue in full force and effect until the Lender Indebtedness has been repaid, neither Agent nor any Lender has any agreement or commitment outstanding pursuant to which Agent or any Lender may extend credit to or on behalf of any Obligor and Agent and Lenders have executed termination statements or releases with respect thereto.  IT IS THE EXPRESS INTENT OF THE OBLIGORS THAT ALL OF THE COLLATERAL

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SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE OBLIGATIONS OF EACH OBLIGOR TO AGENT OR ANY LENDER.

5.6 Collection of Receivables; Proceeds of Collateral.

(a) Borrower will collect its accounts receivable only in the ordinary course of business.  Borrower will notify all of its account debtors to forward all accounts receivable collections owed to Borrower to a lockbox maintained by Agent, and will execute such lockbox agreements as may be required by Agent and will pay to Agent all customary fees in connection with such lockbox arrangement.  Immediately upon receipt, Borrower will forward to Agent all other checks, drafts and other monies received by any Borrower which are proceeds of the Collateral.

(b) All accounts receivable collections of Borrower and all checks, drafts and other monies received by any Borrower which are proceeds of the Collateral will be deposited in a non interest bearing cash collateral account maintained at Agent (the "Cash Collateral Account").  Agent will have sole dominion and control over all items and funds in the Cash Collateral Account and such items and funds may be withdrawn only by Agent.  Agent will have the right to apply all or any part of such funds towards payment of any of the Lender Indebtedness.

(c) Solely for purposes of calculating interest on the balance of the Line and availability thereunder, all items deposited into the Cash Collateral Account will be credited by Agent as payments of the principal balance of the Line on the Business Day on which such items are deposited into the Cash Collateral Account.  As compensation for the foregoing arrangement, Borrower will pay to Agent, for the pro rata benefit of Lenders, on the first day of each month for the month then ended, a sum equal to two (2) days interest on all collected funds at the interest rate set forth in Section 3.1.  Borrower will reimburse Agent on demand for the amount of any items credited as provided above and subsequently returned unpaid.  Agent may terminate the foregoing arrangement upon notice to Borrower.

(d) Borrower agrees that all monies, checks, notes, instruments, drafts or other payments relating to or constituting proceeds of any accounts receivable or other Collateral of Borrower which come into the possession or under the control of Borrower or any employees, agents or other persons acting for or in concert with Borrower, shall be received and held in trust for Lenders and such items shall be the sole and exclusive property of Lenders.  Immediately upon receipt thereof, Borrower and such other persons shall remit the same or cause the same to be remitted, in kind, to Agent.  Borrower shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment to Agent with full recourse to Borrower, all instruments, notes and chattel paper constituting an account receivable or proceeds thereof or other Collateral.  Agent is hereby authorized to open all mail addressed to Borrower and endorse all checks, drafts or other items for payment on behalf of Borrower.  Agent is granted a power of attorney by Borrower with full power of substitution to execute on behalf of Borrower and in Borrower's name or to endorse Borrower's name on any check, draft, instrument, note or other item of payment or to take any other action or sign any document in order to effectuate the foregoing.  Such power of attorney being coupled with an interest is irrevocable.

6. REPRESENTATIONS AND WARRANTIES

.  Each Obligor represents and warrants as follows:

6.1 Valid Organization, Good Standing and Qualification

.

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Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification.  Schedule 6.1 lists Borrower's jurisdiction of incorporation, each jurisdiction of foreign qualification and the organizational identification number of Borrower (if any) issued by each such jurisdiction.

(a) Information is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 lists Information's jurisdiction of incorporation, each jurisdiction of foreign qualification and the organizational identification number of Information (if any) issued by each such jurisdiction.

(b) Mid America is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 lists Mid America's jurisdiction of incorporation, each jurisdiction of foreign qualification and the organizational identification number of Mid America (if any) issued by each such jurisdiction.

(c) TEG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 lists TEG's jurisdiction of incorporation, each jurisdiction of foreign qualification and the organizational identification number of TEG (if any) issued by each such jurisdiction.

(d) Heritage is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Kansas, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign limited liability company in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 lists Heritage's jurisdiction of formation, each jurisdiction of foreign qualification and the organizational identification number of Heritage (if any) issued by each such jurisdiction.

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(e) Distribution is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New Jersey, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign limited liability company in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 lists Distribution's jurisdiction of formation, each jurisdiction of foreign qualification and the organizational identification number of Distribution (if any) issued by each such jurisdiction.

6.2 Licenses

.  Each Obligor and their respective employees, servants and agents have all licenses, registrations, approvals and other authority as may be necessary to enable such Obligor to own and operate its business and perform all services and business which such Obligor has agreed to perform in any state, municipality or other jurisdiction.

6.3 Ownership Interests

.  The ownership of all stock, membership interests, debentures, options, warrants, bonds and other securities (debt and equity) of each Guarantor and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests is as set forth on Schedule 6.3 attached hereto.

6.4 Subsidiaries

.  Except as set forth on Schedule 6.4 attached hereto and in Section 6.24 hereof, no Obligor owns any shares of stock or other equity interests in any Person, directly or indirectly (by any Subsidiary or otherwise).

6.5 Financial Statements

.  Obligors have furnished to Agent (a) the audited financial statements of Obligors for their fiscal year ended December 31, 2007 certified without qualification by independent public accountants and all management and comment letters in connection therewith and (b) its internally prepared interim financial statements for Obligors fiscal year ended December 31, 2008 and for the month ended January 31, 2009.  Such financial statements of Obligors (together with the related notes and comments), are correct and complete, fairly present the financial condition and the assets and liabilities of Obligors at such dates, and have been prepared in accordance with GAAP.  With respect to the interim statements, such statements are subject to year-end adjustment and any accompanying footnotes.

6.6 No Material Adverse Change in Financial Condition

.  There has been no material adverse change in the financial condition of any Obligor since the date of the most recent financial statements of Obligors delivered to Agent.

6.7 Pending Litigation or Proceedings

.  Except as set forth on Schedule 6.7 attached hereto, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of each Obligor's knowledge, threatened against or affecting any Obligor, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

6.8 Due Authorization; No Legal Restrictions

.  The execution and delivery by each Obligor of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents:  (a) have been duly authorized by all requisite corporate and limited liability company action, as applicable, of each Obligor, (b) will not conflict with or result in

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a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance, or any Obligor's certificate or articles of incorporation, by-laws,  certificate of formation or organization, operating agreement or any indenture, mortgage, loan, credit agreement or other document or instrument to which any Obligor is a party or by which any Obligor may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Obligor under the terms or provisions of any such agreement or instrument, except liens in favor of Agent, for the benefit of Lenders.

6.9 Enforceability

.  The Loan Documents have been duly executed by each Obligor and delivered to Agent and constitute legal, valid and binding obligations of each Obligor, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

6.10 No Default Under Other Obligations, Orders or Governmental Regulations

.  No Obligor is in violation of its certificates or articles of incorporation, by-laws certificate of formation or organization or operating agreement, as applicable, and no Obligor is in default in the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued or in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected.

6.11 Governmental Consents

.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of any Obligor is required in connection with the execution, delivery or performance by such Obligor of the Loan Documents or the consummation of the transactions contemplated thereby.

6.12 Taxes

.  Each Obligor has filed all tax returns which it is required to file and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by such Obligor.  Such tax returns are complete and accurate in all respects.  No Obligor knows of any proposed additional assessment or basis for any assessment of additional taxes.

6.13 Title to Collateral

.  The Collateral is and will be owned by each Obligor free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), excepting only liens in favor of the Agent, for the benefit of Lenders, and those liens and encumbrances permitted under Section 7.9 below.  Each Obligor will defend the Collateral against any claims of all persons or entities other than the Agent.

6.14 Names; Addresses

.  During the past five (5) years, no Obligor has been known by any names (including trade names) other than those set forth in Schedule 6.14 attached hereto and has not been located at any addresses other than those set forth on Schedule 6.14 attached hereto.  The portions of the Collateral which are tangible property and each Obligor's books and records (both pertaining to the Collateral and otherwise) will at all times be located at the addresses

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set forth on Schedule 6.14; or such other location determined by such Obligor after prior notice to Agent and delivery to Agent of any items requested by Agent to maintain perfection and priority of Agent's security interests and access to each Obligor's books and records.  Schedule 6.14 identifies the chief executive office of each Obligor.

6.15 Current Compliance

.  Each Obligor is currently in compliance with all of the terms and conditions of the Loan Documents.

6.16 Pension Plans

.  Except as disclosed on Schedule 6.16 hereto, (a) no Obligor has any obligations with respect to any employee pension benefit plan ("Plan") (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (b) no events, including, without limitation, any "Reportable Event" or "Prohibited Transaction" (as those terms are defined under ERISA), have occurred in connection with any Plan of any Obligor which might constitute grounds for the termination of any such Plan by the Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by any United States District Court of a trustee to administer any such Plan, (c) all of each Obligor's Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) no Obligor has any existing liability to the PBGC.  No Obligor is subject to or bound to make contributions to any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA.

6.17 Leases and Contracts

.  Each Obligor has complied with the provisions of all material leases, contracts, agreements or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, patent license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which it is a party and is not in default thereunder.  No other party is in default under any such leases, contracts or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.  Schedule 6.17 sets forth an accurate list of all material leases, contracts, agreements and commitments to which each Obligor is a party or by which it is found, including, without limitation, any real or personal property leases to which such Obligor is a party.

6.18 Intellectual Property

.  Each Obligor owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate such Obligor's properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.  Schedule 6.18 sets forth an accurate list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

6.19 Eligible Account Warranties

.  With respect to all Eligible Receivables from time to time scheduled, listed or referred to in any certificate, statement or report prepared by or for Borrower and delivered to Agent and upon which Borrower is basing availability under the Line, Borrower warrants and represents that (a) the accounts arose in the ordinary course of Borrower's business; (b) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by any chattel paper, note, instrument or judgment; (c) Borrower has absolute title to such accounts and the accounts represent undisputed, bona fide transactions completed in accordance with the terms thereof and as represented to Agent; (d) such accounts are not subject to any lien whatsoever except for the prior, perfected security interest granted to Agent, for the benefit of

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Lenders; (e) no payments have been or will be made thereon, except payments immediately delivered to Agent pursuant to the Loan Documents; (f) there are no setoffs, counterclaims, disputes, discounts, credits, charge backs, freight claims, allowances or adjustments existing or asserted with respect thereto and Borrower has not made any agreement with any account debtor for any deduction therefrom; (g) there are no facts, events or occurrences which impair the validity or enforcement thereof or may reduce the amount payable thereunder as shown on any certificates, statements or reports, prepared by or for Borrower and delivered to Agent, Borrower's books and records and all invoices and statements delivered to Agent with respect thereto; (h) to the best of Borrower's knowledge, all account debtors have the capacity to contract and are solvent; (i) the goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest except that of Agent; (j) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor's financial condition; (k) the account is not an account with respect to which the account debtor is an Affiliate of Borrower or a director, officer of employee of Borrower or its Affiliates; (l) the account does not arise with respect to goods which have been returned, rejected, lost or damaged, or which have not been shipped or arise with respect to services which have not been fully performed and accepted as satisfactory by the account debtor; (m) the account is not an account with respect to which the account debtor's obligation to pay the account is conditional upon the account debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a consignment, bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; (n) the amounts shown on the applicable certificates, statements, on Borrower's books and records and all invoices and statements which may be delivered to Agent with respect to such accounts are actually and absolutely owing to Borrower and are not in any way contingent; and (o) the accounts have not been sold, assigned or transferred to any other Person, and no Person except Borrower has any claim thereto or (with the exception of the applicable account debtor) any claims to the goods sold.

6.20 Commercial Tort Claims

.  Schedule 5.1(i) attached hereto, as it may be amended from time to time pursuant to Section 7.30 below, lists all now existing commercial tort claims in favor of each Obligor.

6.21 Deposit Accounts

.  Schedule 6.21 attached hereto contains a list of all bank accounts maintained by each Obligor with any Person other than Agent.

6.22 Accuracy of Representations and Warranties

.  No representation or warranty by any Obligor contained herein or in any certificate or other document furnished by any Obligor pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.  There is no fact which any Obligor knows or should know and has not disclosed to Agent, which does or may materially and adversely affect any Obligor, or any of its operations.

6.23 Interrelatedness of Borrower and Guarantors

.  The business operations of Borrower and each Guarantor are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions.  To permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes.  The proceeds of the Loan and other credit facilities extended hereunder will directly and indirectly benefit Borrower and each Guarantor hereunder, severally and jointly.

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Allegiance

6.24 .  Allegiance is a wholly owned Subsidiary of Borrower.  Allegiance has no assets, liabilities or Indebtedness and does not operate.  Allegiance does not receive any loans or advances from any Obligor, and no Obligor pays any expenses on behalf of Allegiance.  Borrower is actively engaged in the process of dissolving Allegiance.

7. GENERAL COVENANTS

Each Obligor will comply with the following:

7.1 Payment of Principal, Interest and Other Amounts Due

.  Each Obligor will pay when due all Lender Indebtedness and all other amounts payable by it hereunder.

7.2 Limitation on Sale and Leaseback

.  No Obligor will enter into any arrangement whereby it will sell or transfer any real property or improvements thereon or other fixed assets owned by it and then or thereafter rent or lease as lessee such property, improvements or assets or any part thereof, or other property which such Obligor shall intend to use for substantially the same purposes as the property sold or transferred.

7.3 Limitation on Indebtedness

.  No Obligor will have at any time outstanding to any Person other than Lenders, any Indebtedness for borrowed money, Capitalized Lease Obligations, or any outstanding letters of credit, except:

(a) Current accounts payable incurred in the ordinary course of such Obligor's business, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of Obligor's business;

(b) Existing Indebtedness for borrowed money and Capitalized Lease Obligations described on Schedule 7.3; and

(c) Future purchase money Indebtedness and Capitalized Lease Obligations in respect of specific items of equipment, in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), provided, however, that any liens granted by Obligors in connection with such future purchase money Indebtedness or Capitalized Lease must also be permitted under Section 7.9.

Any of such existing permitted Indebtedness may not be refinanced or replaced without the consent of Agent.

7.4 Investments and Loans

. No Obligor will have or make any investments in all or a material portion of the capital stock or securities of any Person, or any loans, advances or extensions of credit to any Person, except:

(a) Investments in direct or indirect obligations of, or obligations unconditionally guaranteed by, the United States of America and maturing within twelve (12) months from the date of acquisition;

(b) Investments in commercial paper of Agent or commercial paper rated "Prime-1" by Moody's Investors Services or "A-1" by Standard & Poor's Corporation, or with an equivalent rating by another rating agency of nationally recognized standing, maturing within three hundred sixty-five (365) days from the date of acquisition;

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(c) Certificates of deposit maturing within twelve (12) months from the date of acquisition issued by the Agent;

(d) Intercompany loans extended by Borrower to Guarantors in the ordinary course of business for the payment of various expenses of Guarantors consistent with Borrower's practices as in effect on the date hereof;

(e) In addition to the intercompany loans described in the foregoing subpart (d), intercompany loans among Borrower and Guarantors in the ordinary course of business incurred after the date hereof in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) outstanding at any time; and

(f) Investments and loans listed on Schedule 7.4 attached hereto.

7.5 Guaranties

.  Except with respect to the Lender Indebtedness, no Obligor will directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person.

7.6 Disposition of Assets

.  No Obligor will sell, lease, transfer or otherwise dispose of any of its property or assets, except for the sale for fair consideration of obsolete equipment having a book value of not more than Two Hundred Thousand Dollars ($200,000.00) in the aggregate.

7.7 Merger; Consolidation; Business Acquisitions; Subsidiaries

.  No Obligor will merge into or consolidate with any Person, acquire any material portion of the stock, ownership interests, assets or business of any Person, permit any Person to merge into it, or form any new Subsidiaries.

7.8 Taxes; Claims for Labor and Materials

.  Each Obligor will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets.  No Obligor will file or consent to the filing of, any consolidated income tax return with any Person other than a Subsidiary.

7.9 Liens

.  No Obligor will create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

(a) Security interests and mortgages held by Agent, for the pro rata benefit of Lenders;

(b) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker's compensation, unemployment insurance, social security and other like

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(c) laws or (ii) to secure the performance of statutory obligations, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or inventory;

(d) Encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities of title thereto, none of which impairs the use of such property by such Obligor in the operation of its business;

(e) Liens and security interests listed on Schedule 7.9 attached hereto; and

(f) Purchase money liens or Capitalized Leases, provided that:

(1) the property subject to any of the foregoing is acquired or leased by such Obligor in the ordinary course of its business and the lien on any such property is created contemporaneously with such acquisition;

(2) purchase money Indebtedness or Capitalized Lease Obligations so created shall not exceed 100% of the lesser of cost or fair market value as of the time of acquisition or lease of the property covered thereby; and

(g) the purchase money Indebtedness or Capitalized Lease Obligations shall only be secured by the property so acquired or leased.

No Obligor shall enter into any agreement with any other Person which shall prohibit such Obligor from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of the such Obligor to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of the Agent, for the pro rata benefit of Lenders.

No Obligor will apply for or obtain any letters of credit for the payment of or to secure the payment for any inventory or other assets to be acquired by such Obligor, except letters of credit issued by Issuing Bank, at its discretion.

7.10 Existence; Approvals; Qualification; Business Operations; Compliance with Laws

.  Each Obligor will (a) obtain, preserve and keep in full force and effect its separate corporate or limited liability company existence, as applicable, and all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs; (b) qualify and remain qualified as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; and (c) continue to operate its business as presently operated and will not engage in any new businesses without the prior written consent of Agent.  Each Obligor will comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.

7.11 Maintenance of Properties, Intellectual Property

.  Each Obligor will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of

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repairs to and maintenance of the same.

With respect to any and all trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing, each Obligor shall maintain and protect the same and shall take and assert any and all remedies available to such Obligor to prevent any other Person from infringing upon or claiming any interest in any such trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.

Each Obligor will notify Agent immediately of (a) the creation by such Obligor or any of its employees of any inventions; (b) any changes or improvements made to an invention created or owned by such Obligor or any of its employees; (c) the filing of any patent or trademark application, whether domestic or foreign, by such Obligor or any of its employees; (d) the grant of any patent or trademark, whether domestic or foreign, to such Obligor or any of its employees; or (e) such Obligor's intent to abandon a patent or trademark.

Each Obligor will, if requested by Agent, (i) execute and deliver to Agent assignments, financing statements, patent mortgages or such other documents, in form and substance acceptable to Agent, necessary to perfect and maintain Agent's security interest in all existing and future patents, patent applications, trademarks, trademark applications, and other general intangibles owned by such Obligor; (ii) furnish Agent with evidence satisfactory to Agent, in its sole discretion, that all actions necessary to maintain and protect each trademark and patent owned by such Obligor or its employees have been taken in a timely manner; and (iii) execute and deliver to Agent an agreement permitting Agent to exercise all of such Obligor's rights in, to and under any patent or trademark owned by such Obligor or any of its employees.

7.12 Insurance

.  Each Obligor will carry adequate insurance issued by an insurer acceptable to Agent, in amounts acceptable to Agent (at least adequate to comply with any co-insurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Agent, and in addition, will carry business interruption insurance in such amounts as may be required by Agent.  In the case of insurance on any of the Collateral, each Obligor shall carry insurance in the full insurable value thereof and cause Agent to be named as insured mortgagee with respect to all real property, loss payee (with a lender's loss payable endorsement) with respect to all personal property, and additional insured with respect to all liability insurance, as its interests may appear with thirty (30) days' notice to be given Agent by the insurance carrier prior to cancellation or material modification of such insurance coverage.

Each Obligor shall cause to be delivered to Agent the insurance policies therefor or, in the alternative, evidence of insurance and at least thirty (30) business days prior to the expiration of any such insurance, additional policies or duplicates thereof or, in the alternative, evidence of insurance evidencing the renewal of such insurance and payment of the premiums therefor.  Each Obligor shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all returned or unearned premiums directly to Agent and not to such Obligor and Agent jointly.

In the event of any loss, each Obligor will give Agent immediate notice thereof and Agent may make proof of loss whether the same is done by such Obligor.  Agent is granted a power of attorney by each Obligor with full power of substitution to file any proof of loss in such Obligor's or Agent's name, to endorse such Obligor's name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim.

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Such power being coupled with an interest is irrevocable.

In the event of any loss, Agent, at its option, may (a) retain and apply all or any part of the insurance proceeds to reduce, in such order and amounts as Agent may elect, the Lender Indebtedness, or (b) disburse all or any part of such insurance proceeds to or for the benefit of Obligors for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Agent of such repair or replacement, in either case without waiving or impairing the Lender Indebtedness or any provision of this Agreement.  Any deficiency thereon shall be paid by Obligors to Agent upon demand.  No Obligor shall take out any insurance without having Agent named as loss payee or additional insured thereon.  Each Obligor shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

7.13 Inspections; Examinations

.  Each Obligor hereby irrevocably authorizes and directs all accountants and auditors employed by such Obligor at any time to exhibit and deliver to Agent copies of any and all of such Obligor's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession and copies of all reports submitted to such Obligor by such accountants or auditors, including management letters, "comment" letters and audit reports, and to disclose to Agent any information they may have concerning such Obligor's financial status and business operations.  Each Obligor further authorizes all federal, state and municipal authorities to furnish to Agent copies of reports or examinations relating to such Obligor, whether made by such Obligor or otherwise.

The officers of Agent, or such Persons as any of them may designate, may, at Obligors' sole cost and expense, visit and inspect any of the properties of each Obligor, examine (either by Agent's employees or by independent accountants) any of the Collateral or other assets of each Obligor, including the books of account of each Obligor, and discuss the affairs, finances and accounts of each Obligor with its officers and with its independent accountants, at such times as Agent may desire.  Additionally, Agent may obtain updated appraisals of the Collateral at any time at Obligors' sole cost and expense.

Agent may conduct at any time and from time to time, and Obligors will fully cooperate with, field examinations of the inventory, accounts receivable and business affairs of each Obligor.  Obligors will reimburse Agent for all costs, expenses and charges as may be required by Agent in connection with all field examinations, at the standard rates charged by Agent for such activities (currently, Eight Hundred Fifty Dollars ($850.00) per person, per day for each field examination), plus Agent's out-of-pocket expenses in connection with such examinations.  At Agent's option all costs, expenses and charges owing under this Section 7.13 may be charged as a Line Advance.

7.14 Default Under Other Indebtedness

.  No Obligor will permit any of its Indebtedness which individually or in the aggregate exceeds One Hundred Thousand Dollars ($100,000.00) to be in default.  If any Indebtedness of any Obligor is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or, to the knowledge of any Obligor, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, such Obligor will immediately give Agent written notice of such declaration, acceleration or right of declaration.

7.15 Pension Plans

.  Each Obligor will (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA,

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unless such Plans can be terminated without material liability to such Obligor in connection with such termination (as distinguished from any continuing funding obligation); (b)  make contributions to all of such Obligor's Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material "accumulated funding deficiency" as such term is defined in ERISA; and (d) notify Agent immediately upon receipt by such Obligor of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and deliver to Agent, promptly after the filing or receipt thereof, copies of all reports or notices which such Obligor files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

7.16 Bank of Account

.

(a) Borrower will maintain Agent as its primary bank of account.  Notwithstanding the foregoing, (1) Borrower shall be permitted to maintain the accounts with Wachovia Bank, N.A. listed on Schedule 7.16 hereof (collectively, the "Wachovia Accounts") and its existing lockbox with Wachovia (the "Wachovia Lockbox") until the earlier of the following (the "Wachovia Trigger Date"): (A) the date an Advance is requested hereunder (other than a request for a Letter of Credit in a face amount not in excess of One Million Dollars ($1,000,000.00)); (B) the occurrence of a Default or Event of Default; and (C) June 8, 2009 and (2) Borrower shall be permitted to maintain the accounts with Bank of America, N.A. listed on Schedule 7.16 hereof (collectively, the "Bank of America Accounts") until the earlier of the following (the "Bank of America Trigger Date"):  (A) the occurrence of a Default or Event of Default; and (B) September 3, 2009.  On or before the Wachovia Trigger Date, Borrower shall provide Agent with evidence that the Wachovia Lockbox and the Wachovia Accounts have been closed and that all funds therein have been transferred to the Cash Collateral Account, except that, if there are any checks written on a Wachovia Account that have not cleared by the Wachovia Trigger Date (each such Wachovia Account with checks that have not cleared being referred to herein as a "Remaining Wachovia Account"), such Remaining Wachovia Account may remain open until the earlier of (A) the occurrence of a Default or Event of Default; (B) the date on which all such outstanding checks have cleared and (C) September 4, 2009 (the "Final Wachovia Account Date").  On or before the Final Wachovia Account Date, Borrower shall provide Agent with evidence that each Remaining Wachovia Account has been closed and that all funds therein have been transferred to the Cash Collateral Account.  On or before the Bank of America Trigger Date, Borrower shall provide Agent with evidence that the Bank of America Accounts have been closed and that all funds therein have been transferred to the Cash Collateral Account.  On or before the date hereof and from time to time thereafter, Borrower shall transfer to an account maintained with Agent all sums in the Wachovia Account identified on Schedule 7.16 as the "Evergreen Investments" account (the "Evergreen Account") so that sums on deposit in the Evergreen Account shall not exceed the amount from time to time reasonably necessary to effectuate a commercially reasonable transition of the Wachovia Accounts to Agent.

(b) Borrower will notify Agent in writing on a continuing basis of all accounts (including, without limitation, all deposit accounts, securities accounts and certificates of deposit) maintained with any Person other than Agent and, prior to opening any such account, will cause such Person to enter into a control agreement regarding each such account in form and content satisfactory to Agent.  Notwithstanding the foregoing, prior to the Wachovia Trigger Date, Borrower shall not be required to deliver to Agent control agreements with respect to the Wachovia Accounts,

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(c) and prior to the Bank of America Trigger Date, Borrower shall not be required to deliver to Agent control agreements with respect to the Bank of America Accounts.

(d) Borrower will not issue any instruction to Citicorp with respect to its existing lockbox with Citicorp other than the forwarding instructions contained in that certain payoff letter issued by Citicorp of even date herewith.

(e) Each Guarantor will notify Agent in writing on a continuing basis of all accounts (including, without limitation, all deposit accounts, securities accounts and certificates of deposit) maintained with any Person other than Agent (collectively, the "Guarantor Non-Agent Accounts") and will cause each such Person to enter into a control agreement, in form and content satisfactory to Agent,  regarding each account maintained with such Person to the extent necessary so that sums in Guarantor Non-Agent Accounts not subject to control agreements do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

7.17 Maintenance of Management

.  Each Obligor will cause its business to be continuously managed by its present management or such other persons (serving in such management positions) as may be reasonably satisfactory to Agent.  Each Obligor will notify Agent promptly in writing of any change in its board of directors or executive officers.

7.18 Amendment to Certificate or Articles of Incorporation

.  No Obligor shall make any amendment to its certificate or articles of incorporation, by-laws, certificate of formation or organization  or operating agreement, as applicable, without providing Agent with thirty (30) day's prior notice thereof.  Each Obligor will provide Agent with a copy of any proposed amendments to its certificate or articles of incorporation, by-laws, certificate of formation or organization  or operating agreement, as applicable, prior to adoption.  No Obligor will cause or permit any corporate division or similar event with respect to such Obligor.

7.19 Dividends

. No Obligor will (i) redeem, repurchase or otherwise make any payment, distribution, or dividend to acquire any of its equity interests or (ii) pay dividends or distributions on account of its stock equity interests; provided however, that each Guarantor shall declare and pay dividends on account of its capital stock or other equity interests as frequently as, and to the fullest extent, permitted by applicable law.

7.20 Transactions with Affiliates

.  No Obligor will enter into or conduct any transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other and except as disclosed to Agent.  No Obligor will make any loans or extensions of credit to any of its Affiliates, shareholders, directors or officers, except for intercompany loans permitted by Section 7.4(d), the existing loans described in Schedule 7.20 attached hereto.  Each Obligor will cause all of its Indebtedness at any time owed to its Affiliates, shareholders, directors and officers to be subordinated in all respects to all present and future Lender Indebtedness and will not make any payments thereon, except as approved by Agent in writing.

7.21 Restrictions on Interest Transfer

.  Borrower will not transfer, sell or otherwise dispose of, or part with control of, or permit the transfer of, any equity interest in any Guarantor.

7.22 Change of Control.  At all times, a majority of the members of the board of directors (or similar governing body) of Borrower shall consist of Persons who are members of such

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7.23 board of directors (or similar governing body) on the date hereof or who were either nominated by such members or appointed by members so nominated.

7.24 Name; Address or State of Organization Change

.  No Obligor will change its name or change or add any address or location except upon thirty (30) days prior written notice to Agent and delivery to Agent of any items requested by Agent to maintain perfection and priority of Agent's security interests and access to such Obligor's books and records.  No Obligor shall change its state of organization or take any action which would result in a change in such Obligor's state of organization without Agent's prior written consent.

7.25 Notices

.  Each Obligor will immediately notify Agent of (a) any action or proceeding brought against such Obligor wherein such action or proceeding would, if determined adversely to such Obligor have a Material Adverse Effect, or (b) the occurrence of any Default or Event of Default

7.26 Additional Documents and Future Actions

.  Each Obligor will, at its sole cost, take such actions and provide Agent from time to time with such agreements, financing statements and additional instruments, documents or information as the Agent may in its discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Agent to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents.  Each Obligor hereby authorizes and appoints Agent as its attorney-in-fact, with full power of substitution, to take such actions as Agent may deem advisable to protect the Collateral and its interests therein and its rights hereunder, to execute on such Obligor's behalf and file at Obligors' expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Agent to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on such Obligor's behalf such other documents and notices as Agent may deem advisable to protect the Collateral and its interests therein and its rights hereunder.  Such power being coupled with an interest is irrevocable.

7.27 Title to Equipment

.  Each Obligor will within thirty (30) days of acquisition of any equipment, have Agent's lien noted on any and all evidence of ownership, certificates of title, or applications for title for any such equipment and provide Agent with all original certificates of title or other evidence of ownership.

7.28 Accounts Receivable

.  Borrower will (a) inform Agent immediately of the rejection of goods, claims made or delay in delivery or performance in regard to any account or contract right upon which Borrower has based availability for Line Advances or if any account receivable previously scheduled, listed or referred to in any certificate, statement or report by Borrower and upon which Borrower is basing availability for Advances under the Line ceases to be an Eligible Receivable; (b) adjust the borrowing base calculation under the Line to reduce the availability for Advances under the Line by the amount of any account with respect to which Borrower is required to give Agent notice pursuant to the foregoing subsection (a) and repay any Out-Of-Formula Advance resulting therefrom; (c) make no change in any account upon which Borrower has based availability for Advances under the Line, unless such change is contemporaneously reflected in the borrowing base calculation; (d) furnish to Agent all information received by Borrower affecting the financial standing of any account debtor whose account or contract right has been specifically assigned to Agent; (e) pay Agent the amount loaned against any account or contract right if the goods are returned by purchaser or the contract is canceled or terminated or adjust the borrowing base calculation to reduce the availability for Advances under the Line by the amount of such account and repay any Out-Of-Formula Advance resulting therefrom; (f)

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immediately notify Agent if any of its accounts arise out of contracts with the United States or any department, agency or instrumentality thereof, and execute any instruments and take any steps required by Agent in order that all monies due and to become due under such contract shall be assigned to Agent and notice thereof given to the Government under the Federal Assignment of Claims Act; (g) deliver to Agent, with appropriate endorsement or assignment, any instrument or chattel paper representing an account or contract right; (h) furnish to Agent satisfactory evidence of the shipment and receipt of any goods specified by Agent and the performance of any services or obligations covered by accounts or contracts in which Agent has a security interest; and (i) pay Agent the unpaid portion of any account or contract right upon which Borrower has based availability for Advances under the Line if (1) such account is not paid promptly after its maturity, (2) an account debtor does not accept the goods or services, (3) any petition under the Bankruptcy Code or any similar federal or state statute is filed by or against a purchaser, or (4) Agent shall at any time reject the account as unsatisfactory; and until such payment is made by Borrower, Agent may retain any such account or contract right as security and may charge any deposit account of Borrower for any such amounts.  Any permission granted to Borrower by Agent to omit any of the requirements of this Section 7.27 may be revoked by Agent at any time.

Each Obligor will, if requested by Agent, (a) give Agent assignments, in form acceptable to Agent, of specific accounts or groups of accounts and monies due and to become due under specific contracts and specific general intangibles; (b) furnish to Agent a copy, with such duplicate copies as Agent may request, of the invoice applicable to each account specifically assigned to Agent or arising out of a contract right, bearing a statement that such account has been assigned to Agent and such additional statements as Agent may require; (c) mark its records evidencing its accounts in a manner satisfactory to Agent so as to show which accounts have been assigned to Agent; (d) join with Agent in executing a financing statement, notice, affidavit, security agreement, assignment or similar instrument, in form satisfactory to Agent, and such continuation statements and other instruments as Agent may from time to time request and pay the cost of filing the same in any public office deemed advisable by Agent to perfect the liens and security interests granted therein; (e) give Agent such financial statements, reports, certificates, lists of purchasers (showing names, addresses, and amounts owing) and other data concerning its accounts, contracts, collections, inventory, general intangibles and other matters as Agent may from time to time request; (f) segregate cash proceeds of Collateral so that they may be identified readily, and deliver the same to the Agent at such time or times and in such manner and form as the Agent may direct; (g) furnish such witnesses as may be necessary to establish legal proof of the Collateral or records relating to the Collateral; and (h) obtain from any owner, encumbrancer, processor, or other person having an interest in the property where any Collateral is located, written consent to Agent's removal of the Collateral therefrom, without liability on the part of the Agent to such owner, encumbrancer, processor or other person, or from any such owner, encumbrancer, processor or other person such waivers of any interest in the Collateral as the Agent may require.

7.29 Material Adverse Contracts

.  No Obligor will become or be a party to any contract or agreement which has or could have a Material Adverse Effect.  Each Obligor will deliver to Agent immediately after execution, copies of each new material lease, contract agreement or commitment to which it is a party and any amendment to any material lease, contract, commencement or agreement to which such Obligor is a party.

7.30 Restrictions on Use of Proceeds

.  No Obligor will carry or purchase with the proceeds of any of the Loan any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

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Commercial Tort Claims

.  Each Obligor shall immediately notify Agent in writing of each commercial tort claim from time to time in favor of such Obligor and provide Agent with full descriptions for each such claim and such additional information regarding such claim as may be required by Agent.  Each Obligor authorizes the amendment to Schedule 5.1(i) hereto as necessary from time to time to reflect the current status of each Obligor's commercial tort claims.

7.31 Possessory Collateral

.  Immediately upon any Obligor's receipt of any portion of the Collateral evidenced by an agreement, instrument or document, including, without limitation, any tangible chattel paper, letter of credit, note, draft, instrument, investment property or financial asset, such Obligor shall deliver the original thereof to Agent together with an appropriate endorsement, stock power or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent).  If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as each Obligor's attorney and agent-in-fact, to endorse or assign the same on such Obligor's behalf.

7.32 Electronic Chattel Paper

.  To the extent that any Obligor obtains or maintains any electronic chattel paper, such Obligor shall create, store and assign the record or records comprising the electronic chattel paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

7.33 Fiscal Year; Accounting Changes

.  No Obligor will change its fiscal year from a year ending December 31.  No Obligor will at any time make any change in accounting policies or reporting procedures, except as required by GAAP.

7.34 Allegiance

Borrower shall not permit Allegiance to own any assets or incur any liabilities or Indebtedness.  Borrower shall not permit Allegiance to engage in any business operations.  No Obligor shall extend any loans or advances to Allegiance or pay any expenses on behalf of Allegiance.  By July 7, 2009, Borrower shall provide evidence reasonably satisfactory to Agent that Allegiance has been dissolved.

8. FINANCIAL COVENANTS

.  Obligors will comply with the following:

8.1 Fixed Charge Coverage Ratio

.  Obligors shall maintain a Fixed Charge Coverage Ratio measured on a rolling twelve (12) month basis of not less than 1.1 to 1.0 as of January 31, 2010 and as of the end of each fiscal quarter of Obligors ending thereafter.

9. ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS

.  Obligors will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of its dealings, business and affairs, and Obligors will deliver to Agent the following:

9.1 Annual Statements

.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of Obligors:

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the audited consolidated income and retained earnings statements of Obligors for such fiscal year,

(a) the audited consolidated balance sheet of Obligors as of the end of such fiscal year, and

(b) the audited consolidated statement of cash flow of Obligors for such fiscal year setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments.  The foregoing statements and balance sheets shall be prepared in accordance with GAAP and shall be audited by independent certified public accountants of recognized standing acceptable to Agent in the reasonable exercise of its discretion (the "Accountants") with respect to which such Accountants shall deliver their unqualified opinion.

In addition, contemporaneous with the delivery of the foregoing statements and balance sheets, Obligors shall deliver to Agent the consolidating income statements and balance sheets of Obligors for such fiscal year setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, subject to year-end adjustments, and certified by the chief financial officer of each Obligor to be accurate and to have been prepared in accordance with GAAP.

9.2 Projections and Cash Flow

.  As soon as available and in any event within thirty (30) days prior to the end of each fiscal year of Obligors, projections and cash flows on a month by month basis for the next succeeding twelve (12) months, prepared by the chief financial officer of such Borrower.  Obligors have previously furnished initial projections to Agent containing the information required by this Section 9.2 (the "Initial Projections").  Obligors represent and covenant that (a) the Initial Projections have been and all projections required by this Section 9.2 shall be prepared by the chief financial officer of each Borrower and represent, and in the future shall represent, the best available good faith estimate of Obligors regarding the course of each Obligor's business for the annual periods covered thereby; (b) the assumptions set forth in the Initial Projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; (c) Obligors know of no reason why Obligors should not be able to achieve the annual performance levels set forth in the Initial Projections and Obligors shall have no knowledge at the time of delivery of future projections of any reason why Obligors shall not be able to meet the performance levels set forth in said projections; and (d) Obligors have sufficient capital as may be required for their ongoing business and to pay their existing and anticipated debts as they mature.

9.3 Monthly Statements

.  As soon as available and in any event within thirty (30) days after the end of each calendar month:

(a) the consolidated and consolidating income and retained earnings statements of Obligors for such month,

(b) the consolidated and consolidating balance sheet of Obligors as of the end of such month, and

(c) the consolidated statement of cash flow of Obligors for such month

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(d) setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year (if applicable) and the projected figures based upon the projections required under Section 9.2, all in reasonable detail, subject to year-end adjustments, and certified by the chief financial officer of each Obligor to be accurate and to have been prepared in accordance with GAAP.

9.4 Accounts Receivable and Accounts Payable Statements

.

(a) Within fifteen (15) days after the end of each calendar month, a schedule of each Borrower's accounts receivable identifying all Eligible Receivables and the aging thereof by open invoice of each customer of each Borrower and a preliminary schedule of Borrower's accounts payable and the aging thereof, all certified as to accuracy by the chief financial officer of each Borrower.  Obligors will also provide Agent with all information requested by Agent with respect to any account debtor.

(b) Contemporaneous with the delivery of the monthly financial statements required by Section 9.3, a final schedule of Borrower's accounts payable and the aging thereof, certified as to accuracy by the chief financial officer of each Borrower.

9.5 Borrowing Base Certifications and Related Documents

.  Within fifteen (15) days after the end of each calendar month if there are no outstanding Line Advances during such month and at least once every seven (7) days at any time Line Advances are outstanding, as a condition of each Advance under the Line and otherwise as requested by Agent, a borrowing base certificate in the form of Exhibit "B" attached hereto, together with such additional information as may be requested by Agent, certified as to accuracy by the chief financial officer of Borrower.

9.6 Audit Reports

.  Promptly upon receipt thereof, one copy of each other report submitted to any Obligor by independent accountants, including management letters, "comment" letters, in connection with any annual, interim or special audit report made by them of the books of Obligors.

9.7 Reports to Governmental Agencies and Other Creditors

.  With reasonable promptness, copies of all such financial reports, statements and returns which any Obligor shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report or statement delivered by any Obligor to any supplier or other creditor in connection with any payment restructuring; provided that, copies of state tax returns need only be provided upon request by Agent.

9.8 Compliance Certificates

.  Within the periods provided in Sections 9.1 and 9.3 above, a certificate of the chief financial officer of each Obligor: (a) stating that Obligors have observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether Obligors were operating in compliance with the financial covenants in Section 8 of this Agreement, and (c) certifying that as of the date of such certification, there does not exist any Default or Event of Default.  Such certificate will be in the form of Exhibit "C" attached hereto.

9.9 Accountant's Certificate

.  Within the period provided in Section 9.1, a report of the independent public accountants who render an opinion with respect to the financial statements referred to therein, stating that they have reviewed the terms of this Agreement and that in making the examinations necessary to their certification mentioned in Section 9.1, they have

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reviewed the accounts and condition of Obligors during the accounting period covered by their certificate and that such review did not disclose the existence of any condition or event which indicates that any Obligor failed to comply with the terms, covenants, provisions, or conditions set forth in this Agreement, insofar as they relate to accounting matters, including, without limitation, those covenants that impact financial statement assertions and disclosures (e.g., repayment terms, credit availability, dividend distributions, lease terms, etc.) and that relate to underlying components that have been subjected to audit procedures applied in the audit of the financial statements (e.g., ratios based on amounts presented in the financial statements, issuance of capital stock, etc.).

9.10 Shareholder, Member and SEC Reports

.  As soon as available, but not later than five (5) days after the same are sent or filed, as the case may be, a notice to Agent of the filing of any financial statements or reports that any Obligor files with the Securities and Exchange Commission or any other federal or state department, commission, board, bureau, agency or instrumentality and, within five (5) days of written request by Agent, a copy of each such financial statement or report as requested by Agent.  In addition, as soon as available, but not later than five (5) days after the same are sent, each Obligor shall deliver to Agent copies of all material reports that any Obligor sends to any of its shareholders or members, as the case may be, including without limitation annual reports.

9.11 Requested Information

.  With reasonable promptness, all such other data and information (including, without limitation, updated customer address lists and contact information) in form and content satisfactory to Agent in respect of the condition, operation and affairs of Obligors as Agent may reasonably request from time to time.

10. ENVIRONMENTAL REPRESENTATIONS AND COVENANTS.

10.1 Representations

.  Each Obligor represents to Agent as follows:  (a) the Environmental Affiliates are in compliance with all Environmental Requirements and such Obligor has no knowledge of any circumstances which may prevent or interfere with such compliance in the future; (b) the Environmental Affiliates have all licenses, permits, approvals and authorizations required under applicable Environmental Requirements; (c) there are no pending or threatened claims against any of the Environmental Affiliates or any of their assets related to the failure to comply with any Environmental Requirements, or any facts or circumstances which could give rise to such a claim; (d) no facility or property now or previously owned, operated or leased by any Environmental Affiliate is an Environmental Cleanup Site; (e) no Environmental Affiliate has treated, stored, transported, handled or disposed of Special Materials at or adjacent to any Environmental Cleanup Site; (f) there are no liens or claims for cost reimbursement outstanding or threatened against any Environmental Affiliate or any of their assets, or any facts or circumstances which could give rise to such a lien or claim; and (g) there are no facts or circumstances which, under the provisions of any Environmental Requirements, could restrict the use, occupancy or transferability of any of the Collateral or any of the facilities owned, leased or operated by any Environmental Affiliate.

10.2 Real Property

.  Each Obligor represents and warrants to Agent that there are no Special Materials presently located on or, to the best of its knowledge, near any real property owned, leased or operated by any Environmental Affiliate (collectively, "Real Property") except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all Environmental Requirements.  Each Obligor represents to Agent that the Real Property is not now being used nor, to the best of its knowledge, has it ever been used in the past for activities involving Special Materials, including but not limited to the use, generation,

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collection, storage, treatment, or disposal of any Special Materials except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all Environmental Requirements.  Without limiting the generality of the foregoing, the Real Property is not being used nor, to the best of each Obligor's knowledge, has it ever been used in the past for a landfill, surface impoundment or other area for the treatment, storage or disposal of solid waste (including solid waste such as sludge).

10.3 Covenant Regarding Compliance

.  Each Obligor shall take or cause all Environmental Affiliates to take, at Obligors' and such Environmental Affiliate's sole expense, such actions as may be necessary to comply with all Environmental Requirements, as hereinafter defined.  If any Environmental Affiliate shall fail to take such action, Agent may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so.  All sums so advanced or paid, including all sums advanced or paid by Agent in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, attorney's fees, fines, or other penalty payments, shall be at once repayable by Obligors and all sums so advanced or paid shall become a part of the Lender Indebtedness.

The Environmental Affiliates will maintain all licenses, permits, approvals and authorizations required under applicable Environmental Requirements.  In connection with off-site treatment, storage, handling, transportation or disposal of Special Materials, the Environmental Affiliates will conduct such activities only at facilities and with carriers who operate in compliance with all Environmental Requirements and will obtain certificates of compliance or disposal from all contractors retained in connection with such activities.

10.4 Notices

.  In the event any Obligor becomes aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against any Environmental Affiliate related to a failure to comply with any Environmental Requirements, such Obligor will promptly give Agent notice thereof, together with a written statement of an officer of such Obligor setting forth the details thereof and the action with respect thereto taken or proposed to be taken by the Environmental Affiliates.

10.5 Indemnity

.  Each Obligor agrees to indemnify, defend and hold harmless Agent, its parents, subsidiaries, successors and assigns, and any officer, director, shareholder, employee, Affiliate or agent of Agent, for all loss, liability, damage, cost and expenses, including, without limitation, attorney's fees and disbursements (including the reasonable allocated cost of in-house counsel and staff) arising from or related to (a) the release of any Special Materials at any facility at any time owned, leased or operated by any Obligor or any Environmental Affiliate, (b) the release of any Special Materials treated, stored, transported, handled, generated or disposed of by or on behalf of any Obligor or any Environmental Affiliate at any third party owned site, (c) any claim against any Obligor or any Environmental Affiliate that they have failed to comply with all Environmental Requirements, and (d) the breach by any Obligor of any representation or covenant in this Section 10.

10.6 Testing

.  Agent shall have the right from time to time to designate such persons ("Environmental Consultants") as Agent may select to visit, inspect, examine and test all properties owned, leased or operated by and all products and wastes generated, treated, stored, transported, handled or disposed of by or on behalf of any Environmental Affiliate, for the purpose of investigating compliance with Environmental Requirements, any actual or potential claims related thereto, and any condition which could result in potential liability, cost or expenses to the Agent.  Each Obligor will permit, and will cause all Environmental Affiliates to permit, such Environmental

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Consultants to have access to all of such properties, products and wastes and all books, records and reports related to compliance by the Environmental Affiliates with all Environmental Requirements.  Each Obligor will supply, and will cause all Environmental Affiliates to supply, Agent or the Environmental Consultants with all information, records, correspondence, audits, reviews and materials related to compliance by the Environmental Affiliates with all Environmental Requirements and will make available to Agent or the Environmental Consultants appropriate personnel employed by or consultants retained by the Environmental Affiliates having knowledge of such matters.

Provided that an Event of Default has occurred, or Agent has a good faith belief that any Environmental Affiliate has failed to comply with any Environmental Requirements, the cost of such tests, examinations and inspections shall be borne by Obligors and in the event Agent pays such costs, such sums shall be at once repayable by Obligors and all sums so advanced or paid by Agent shall become part of the Lender Indebtedness.  Notwithstanding the foregoing, the Agent shall have no obligation to perform any tests, examinations or inspections or to monitor the Environmental Affiliates' compliance with all Environmental Requirements.

10.7 Survival

.  The representations and covenants of Obligors contained in this Section 10, including without limitation the indemnification obligation of Obligors, shall survive the occurrence of any event whatsoever, including the payment of the Lender Indebtedness or any investigation by or knowledge of Agent.

11. CONDITIONS OF CLOSING

.  The obligation of Lenders to make available the Line and the obligation of Issuing Bank to issue letters of credit is subject to the performance by Obligors of all of their agreements to be performed hereunder and to the following further conditions (any of which may be waived by Agent):

11.1 Loan Documents

.  Obligors and all other required persons will have executed and delivered to Agent the Loan Documents.

11.2 Representations and Warranties

.  All representations and warranties of each Obligor set forth in the Loan Documents will be true at and as of the date hereof.

11.3 No Default

.  No condition or event shall exist or have occurred which would constitute a Default or Event of Default hereunder.

11.4 Proceedings and Documents

.  All proceedings taken by each Obligor in connection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be satisfactory in form and substance to Agent and Agent's counsel, and Agent shall have received all documents or other evidence which it reasonably may request in connection with such proceedings and transactions.  Each Obligor shall have delivered to Agent a certificate, in form and substance satisfactory to Agent, dated the date hereof and signed on behalf of such Obligor or by an officer of such Obligor, certifying (a) true copies of the articles of incorporation, bylaws, certificate of formation or organization and operating agreement, as applicable, of such Obligor in effect on such date, (b) true copies of all corporate or limited liability company actions, as applicable, taken by such Obligor relative to the Loan Documents, and (c) the names, true signatures and incumbency of the officers, managers or members, as applicable, of such Obligor authorized to execute and deliver this Agreement and the other Loan Documents.  Agent may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been received by Agent.

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11.5 Waiver Agreements

.  Agent shall have received a Waiver Agreement, satisfactory in form and substance to Agent, from each landlord and warehouseman for each location at which any Obligor maintains books or records, whether in electronic or paper format and for each other location leased by any Obligor which Agent, in its reasonable discretion, deems material.

11.6 Delivery of Other Documents

.  The following documents shall have been delivered by or on behalf of Obligors to Agent:

(a) Good Standing and Tax Lien Certificates.  A good standing certificate from the state of incorporation of each Obligor certifying to the good standing and status of such Obligor, good standing/foreign qualification certificates from all other jurisdictions in which such Obligor is required to be qualified to do business, and tax lien certificates for such Obligor from each jurisdiction in which such Obligor is formed or required to be qualified to do business.

(b) Authorization Documents.  Evidence of authorization of each Obligor's execution and full performance of this Agreement, the Loan Documents and all other documents and actions required hereunder.

(c) Insurance.  Evidence of the insurance coverage required under Section 7.12.

(d) Opinion of Counsel.  An opinion of counsel for Obligors in form and content satisfactory to Agent.

(e) Lien Search.  Copies of record searches on each Obligor (including UCC searches and judgments, suits, tax and other lien searches) acceptable to Agent.

(f) No Material Adverse Change.  Evidence satisfactory to the Agent that no material adverse change has occurred with respect to any Obligor since the date of the most recent financial statements of such Person delivered to Agent.

(g) Licenses and Approvals.  Copies of all licenses, approvals, consents, authorizations and filings of each Obligor, required or necessary for the operation by such Obligor of its business.

(h) Mortgaged Property Documents.  (i) A title insurance policy insuring Agent's mortgage lien on the Mortgaged Property in an amount and in form and content satisfactory to Agent with no restrictions, liens, encumbrances or exceptions, except as approved by Agent; (ii) copies of all approvals, permits and authorizations related to ownership and operation of the Mortgaged Property; and (iii) a satisfactory survey of the Mortgaged Property.

(i) Other Documents.  Such other documents as may be required to be submitted to Agent by the terms hereof or of any Loan Document.

11.7 Undrawn Availability

.  Borrower shall have Undrawn Availability of at least Fifteen Million Dollars ($15,000,000.00).

11.8 Non-Waiver of Rights

.  By completing the closing hereunder, or by making Advances hereunder, Agent does not thereby waive a breach of any warranty or representation made by any Obligor hereunder or any agreement, document, or instrument delivered to Agent or

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otherwise referred to herein, and any claims and rights of Agent resulting from any breach or misrepresentation by any Obligor are specifically reserved by Agent.

12. CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES

.  Subsequent Advances shall be conditioned upon the following conditions and each request by Borrower for an Advance shall constitute a representation by Borrower to Agent that each condition has been met or satisfied:

12.1 Representations and Warranties

.  All representations and warranties of each Obligor contained herein or in the Loan Documents shall be true at and as of the date of such Advance as if made on such date, and each request for an Advance shall constitute reaffirmation by each Obligor that such representations and warranties are then true.

12.2 No Default

.  No condition or event shall exist or have occurred at or as of the date of such Advance which would constitute a Default or Event of Default hereunder.

12.3 Other Requirements

.  Agent shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Agent may reasonably request.

13. DEFAULT AND REMEDIES.

13.1 Events of Default

.  The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

(a) The failure of any Obligor to pay any amount of principal or interest on the Note, or any fee or other sums payable hereunder, or any other Lender Indebtedness on the date on which such payment is due, whether on demand, at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise;

(b) The failure of any Obligor to duly perform or observe any obligation, covenant or agreement contained in any of Sections 7.4, 7.8, 7.11, 7.14, 7.16, 7.17, 7.20, 7.24, 7.25. 7.26. 7.28. 7.30 or 7.31 and such failure continues unremedied for a period of ten (10) days, provided that, in the event such failure is incapable of remedy or was willfully caused or willfully permitted by any Obligor, Obligors shall not be entitled to any grace period hereunder;

(c) The failure of any Obligor to duly perform or observe any obligation, covenant or agreement on its part contained herein not otherwise specifically constituting an Event of Default under this Section 13.1;

(d) The failure of any Obligor to pay any Indebtedness for borrowed money due to any third Person which individually or in the aggregate exceeds One Hundred Thousand Dollars ($100,000.00), or the existence of any other event of default under any loan, security agreement, mortgage or other agreement pertaining thereto binding Obligors, after the expiration of any notice and/or grace periods permitted in such documents;

(e) The failure of any Obligor to pay or perform any other obligation to Agent or any Lender under any other agreement or note or otherwise arising, whether or not related to this Agreement, after the expiration of any notice and/or grace periods permitted in such documents;

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(f) The adjudication of any Obligor as a bankrupt or insolvent, or the entry of an Order for Relief against any Obligor or the entry of an order appointing a receiver or trustee for any Obligor or any of its respective property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;

(g) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or against any Obligor or any Obligor makes an assignment for the benefit of creditors, or any Obligor takes any action to authorize any of the foregoing;

(h) The suspension of the operation of any Obligor's present business, any Obligor becoming unable to meet its debts as they mature or the admission in writing by any Obligor to such effect, or any Obligor calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;

(i) The indictment or threatened indictment of any Obligor under any criminal statute, or the commencement or threatened commencement of criminal or civil proceedings against any Obligor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any property of any Obligor, or any Obligor engages or participates in any "check kiting" activity regardless of whether a criminal investigation has been commenced.

(j) All or any part of the Collateral or the assets of any Obligor are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;

(k) The entry of a final judgment for the payment of money against any Obligor which, within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

(l) Any representation or warranty of any Obligor in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by any Obligor pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

(m) Any Obligor voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(n) Any Obligor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts such Obligor from conducting all any material part of its business;

(o) A breach by any Obligor occurs under any material agreement, document or instrument, whether heretofore, now or hereafter existing between any Obligor and any other Person;

(p) An event or condition occurs or fails to occur which has a Material Adverse Effect;

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(q) The Collateral or the prospects of the payment of the Lender Indebtedness is jeopardized or impaired;

(r) Any material uninsured damage to, or loss, theft, or destruction of, any of the Collateral occurs;

(s) Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty loss occurs resulting in the cessation or substantial curtailment of production or other revenue producing activities at any facility of any Obligor for more than thirty (30) consecutive days;

(t) The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by any Obligor, which loss, suspension, revocation or failure to renew might have a material adverse effect on the business profits, assets or financial condition of such Obligor;

(u) Any change in the ownership of any Guarantor as described on Schedule 6.3, any issuance of equity interests, debentures, warrants or other securities of any Guarantor or any pledge of the stock or membership interests of any Guarantor;

(v) Any projection delivered to Agent pursuant hereto indicates that an Event of Default will occur;

(w) Any breach by any Obligor or any creditor of its obligations under any subordination agreement now or hereafter executed in favor of Agent or any Lender;

(x) The occurrence of an Event of Default under any of the other Loan Documents; or

(y) The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by any Obligor or any stockholder or member, as applicable, of any Obligor, or any Obligor denies that it has any or any further liability or obligation hereunder or thereunder.

13.2 Remedies

.  At the option of the Agent, upon the occurrence of an Event of Default, or at any time thereafter:

(a) The entire unpaid principal of the Loan, all other Lender Indebtedness, or any part thereof, all interest accrued thereon, all fees due hereunder and all other obligations of any Obligor to Agent or Lenders hereunder or under any other agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

(b) The Line will immediately terminate and Obligors will receive no further extensions of credit thereunder;

(c) Agent may increase the interest rate on the Loan to the applicable default rate set forth herein, without notice;

(d) Agent may reduce availability for advances under the formula in the Borrowing Base Amount, reduce the Maximum Line Amount or require additional reserves without notice;

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(e) Agent may enter any premises occupied by any Obligor and take possession of the Collateral and any records relating thereto; and/or

(f) Agent may exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

If an Event of Default occurs under Section 13.1(e) or (f), all Lender Indebtedness shall become immediately due and payable.

13.3 Sale or Other Disposition of Collateral

.  The sale, lease or other disposition of the Collateral, or any part thereof, by Agent after an Event of Default may be for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Lender Indebtedness then owing.  Any sales of the Collateral may be adjourned from time to time with or without notice.  The Agent may cause the Collateral to remain on any Obligor's premises or otherwise or to be removed and stored at premises owned by other persons, at Obligors' expense, pending sale or other disposition of the Collateral.  Obligors, at Agent's request, shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Agent at a place to be designated by Agent.  Agent shall have the right to conduct such sales on any Obligor's premises, at Obligors' expense, or elsewhere, on such occasion or occasions as Agent may see fit.  Any notice required to be given by Agent of a sale, lease or other disposition or other intended action by Agent with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Obligors at the address specified in Section 14.1 below, at least five (5) business days prior to such proposed action, shall constitute fair and reasonable notice to Obligors of any such action.  The net proceeds realized by Agent upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Agent in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Agent, in its sole discretion, elects, toward satisfaction of the Lender Indebtedness.  Agent shall account to Obligors for any surplus realized upon such sale or other disposition, and Obligors shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Agent's security interest in the Collateral.  Obligors agree that Agent has no obligation to preserve rights to the Collateral against any other parties.  Agent is hereby granted a license or other right to use, after an Event of Default, without charge, each Obligor's labels, general intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and each Obligor's rights under all contracts, licenses, approvals, permits, leases and franchise agreements shall inure to Agent's benefit.  Agent shall be under no obligation to marshal any assets in favor of Obligors or any other party or against or in payment of any or all of the Lender Indebtedness.

13.4 Actions with Respect to Accounts

.  Each Obligor hereby irrevocably makes, constitutes and appoints Agent (and any of Agent's designated officers, employees or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Agent, as Agent may determine, without notice to Obligors and at Obligors' expense:

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Verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

(a) Notify all account debtors that such Obligor's accounts have been assigned to Agent and that Agent has a security interest therein;

(b) Direct all account debtors to make payment of all such Obligor's accounts directly to Agent and forward invoices directly to such account debtors;

(c) Take control in any manner of any cash or non-cash items of payment or proceeds of such accounts;

(d) Notify the United States Postal Service to change the address for delivery of mail addressed to such Obligor to such address as Agent may designate;

(e) Have access to any lockbox or postal boxes into which such Obligor's mail is deposited and receive, open and dispose of all mail addressed to such Obligor (any sums received pursuant to the exercise of the rights provided in Sections 13.4 (a) through (f) above may, at Agent's option, be deposited in the cash collateral account provided for herein);

(f) Take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any accounts;

(g) After the occurrence of an Event of Default, enforce payment of and collect any accounts, by legal proceedings or otherwise, and for such purpose Agent may:

(1) Demand payment of any accounts or direct any account debtors to make payment of accounts directly to Agent;

(2) Receive and collect all monies due or to become due to such Obligor;

(3) Exercise all of such Obligor's rights and remedies with respect to the collection of accounts;

(4) Settle, adjust, compromise, extend, renew, discharge or release the accounts;

(5) Sell or assign the accounts on such terms, for such amount and at such times as Agent deems advisable;

(6) Prepare, file and sign such Obligor's name or names on any Proof of Claim or similar document in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any account debtor;

(7) Prepare, file and sign such Obligor's name or names on any Notice of Lien, Claim of Mechanic's Lien, Assignment or Satisfaction of Lien or Mechanic's Lien or similar document in connection with the Collateral;

(8) Endorse the name of such Obligor upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements

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(9) relating to the accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest that may come into Agent's possession;

(10) Sign the name of such Obligor to verifications of accounts and notices thereof sent by account debtors to such Obligor; or

(11) Take all other actions necessary or desirable to protect such Obligor's or Agent's interest in the accounts.

Obligors ratify and approve all acts of said attorneys and agrees that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except willful misconduct.  This power, being coupled with an interest, is irrevocable.  Each Obligor agrees to assist the Agent in the collection and enforcement of its accounts and not to hinder, delay or impede the Agent in its collection or enforcement of said accounts.

13.5 Set-Off

.  Without limiting the rights of Agent or any Lender under applicable law, Agent and each Lender has and may exercise a right of set-off, a lien against and a security interest in all property of each Obligor now or at any time in Agent's or any Lender's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Agent or any Lender, as security for all Lender Indebtedness.  At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Agent or any Lender may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent or such Lender to or for the credit of any Obligor against any or all of the Lender Indebtedness and the Obligors' obligations under the Loan Documents.

13.6 Turnover of Property Held by Agent

.  Each Obligor irrevocably authorizes any Affiliate of Agent or any Lender, upon and following the occurrence of an Event of Default, at the request of Agent and without further notice, to turnover to Agent any property of such Obligor held by such Affiliate, including without limitation, funds and securities for such Obligor's account and to debit, for the benefit of Agent and Lenders, any deposit account maintained by such Obligor with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by Agent up to the amount of the Lender Indebtedness, and to pay or transfer such amount or property to Agent for application to the Lender Indebtedness.

13.7 Delay or Omission Not Waiver

.  Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege.  No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Agent.  No single, partial or full exercise of any rights, remedies, powers and privileges by the Agent or any Lender shall preclude further or other exercise thereof.  No course of dealing between Agent or any Lender and any Obligor shall operate as or be deemed to constitute a waiver of Agent's or any Lender's rights under the Loan Documents or affect the duties or obligations of Obligors.

13.8 Remedies Cumulative; Consents

.  The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in

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addition to all other rights, remedies, powers and privileges in Agent's favor at law or in equity.  Whenever Agent's consent or approval is required, such consent or approval shall be at the sole and absolute discretion of Agent.

13.9 Certain Fees, Costs, Expenses, Expenditures and Indemnification

.  Obligors agree to pay on demand all costs and expenses of Agent and/or any Lender, including without limitation:

(a) all costs and expenses in connection with the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith, or any amendments, extensions and increases to any of the foregoing (including, without limitation, reasonable attorney's fees and expenses, and the cost of appraisals and reappraisals of Collateral), and the cost of periodic lien searches and tax clearance certificates, as Agent or any Lender deems advisable;

(b) all losses, costs and expenses in connection with the enforcement, protection and preservation of the Agent's and Lender's rights or remedies under the Loan Documents, or any other agreement relating to any Lender Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Agent and Lenders (including without limitation court costs, reasonable attorney's fees and expenses of accountants and appraisers); and

(c) any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and all liabilities to which Agent or any Lender may become subject as the result of delay in paying or omission to pay such taxes.

In the event any Obligor shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Agent in its discretion, may make expenditures for such purposes and the amount so expended (including reasonable attorney's fees and expenses, filing fees and other charges) shall be payable by Obligors on demand and shall constitute part of the Lender Indebtedness.

Obligors agrees to indemnify and hold harmless, Agent, Lenders and Agent's and Lenders' officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Person is a party to any litigation), including reasonable attorney's fees and costs and costs of investigation, document production, attendance at depositions or other discovery with respect to or arising out of this Agreement or any of the other Loan Documents, the use of any proceeds advanced hereunder, the transactions contemplated hereunder, or any claim, demand, action or cause of action being asserted against any Obligor or any of its Affiliates.

With respect to any amount required to be paid by Obligors under this Section, in the event Obligor fails to pay such amount on demand, Obligors shall also pay to Agent interest thereon at the highest Default Rate set forth herein.

Obligors' obligations under this Section shall survive termination of this Agreement and repayment of the Lender Indebtedness.

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    13.10 Time is of the Essence

.  Time is of the essence in Obligors' performance of its obligations under the Loan Documents.

13.11 Acknowledgement of Confession of Judgment Provisions

.  EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT THE NOTE AND THE LOAN DOCUMENTS CONTAIN PROVISIONS WHEREBY AGENT MAY ENTER JUDGMENT BY CONFESSION AGAINST SUCH OBLIGOR. BEING FULLY AWARE OF ITS RIGHTS TO PRIOR NOTICE AND HEARING ON THE QUESTION OF THE VALIDITY OF ANY CLAIMS THAT MAY BE ASSERTED AGAINST IT BY AGENT UNDER THE NOTE AND LOAN DOCUMENTS BEFORE JUDGMENT CAN BE ENTERED, EACH OBLIGOR HEREBY WAIVES THESE RIGHTS AND AGREES AND CONSENTS TO AGENT ENTERING JUDGMENT AGAINST OBLIGOR BY CONFESSION.  ANY PROVISION IN A CONFESSION OF JUDGMENT IN ANY OF THE LOAN DOCUMENTS FOR AN ATTORNEY'S COLLECTION COMMISSION SHALL IN NO WAY LIMIT OBLIGORS' LIABILITY TO REIMBURSE AGENT FOR ALL LEGAL FEES ACTUALLY INCURRED BY AGENT, EVEN IF SUCH FEES ARE IN EXCESS OF THE ATTORNEY'S COLLECTION COMMISSION PROVIDED FOR IN SUCH CONFESSION OF JUDGMENT.

14. COMMUNICATIONS AND NOTICES.

14.1 Communications and Notices

.  All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

To Obligors:

c/o Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, NJ   07920
Attention:  Michael Shea, Chief Financial Officer
Telecopy Number:  (908) 953-6304

and

Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, NJ   07920
Attention:  Mark C. Rosenblum, Senior Vice Present and General Counsel
Telecopy Number:  (908) 953-6304

With a copy to:

Schenck, Price, Smith & King
10 Washington Street
Morristown, NJ   07963-0905

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Attention: Edward W. Ahart, Esquire
Telecopy Number:  (973) 540-7300

To Agent:

TD Bank, N.A
2005 Market Street - 2nd Floor
Philadelphia, PA   19103
Attention: William H. Moul, Jr., Vice President
Telecopy Number:  (215) 282-4033

With a copy to:

WolfBlock LLP

1650 Arch Street, 22nd Floor

Philadelphia, PA 19103-2087

Attention: Elizabeth A. Grzywacz, Esquire

Telecopy Number: (215) 405-3906

15. WAIVERS.

15.1 Waivers

.  In connection with any proceedings under the Loan Documents, including without limitation any action by Agent or any Lender in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, each Obligor waives:

(a) all errors, defects and imperfections in such proceedings;

(b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c) presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents, including the Note;

(d) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(e) any demand for possession of Collateral prior to commencement of any suit; and

(f) all rights to claim or recover attorney's fees and costs in the event that any Obligor is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession.

15.2 Forbearance

.  Agent may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to any

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Obligor.

15.3 Limitation on Liability

.  Each Obligor shall be responsible for and Agent and Lenders are hereby released from any claim or liability in connection with:

(a) Safekeeping any Collateral;

(b) Any loss or damage to any Collateral;

(c) Any diminution in value of the Collateral; or

(d) Any act or default of another Person.

Agent and Lenders shall only be liable for any act or omission on its part constituting willful misconduct or gross negligence.  In the event that Agent or any Lender breaches its required standard of conduct, each Obligor agrees that Agent's and each Lender's liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages.  In the event any Obligor brings suit against Agent or any Lender in connection with the transactions contemplated hereunder and Agent or any Lender is found not to be liable, each Obligor will indemnify and hold Agent harmless from all costs and expenses, including attorney's fees, incurred by Agent or such Lender in connection with such suit.  This Agreement is not intended to obligate Agent to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of any Obligor.

16. SUBMISSION TO JURISDICTION.

16.1 Submission to Jurisdiction

.  Each Obligor hereby consents to the exclusive jurisdiction of any state or federal court located within the State of New Jersey, and irrevocably agrees that, subject to the Agent's election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and each Obligor waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 14.1.  Nothing contained in this Section 16.1 shall affect the right of Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of Agent or any Lender to bring any action or proceeding against Obligor or its property in the courts of any other jurisdiction.

17. USA Patriot Act Provisions.

17.1 USA Patriot Act Notice

.  Agent hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Obligors, which information includes the names and addresses of the Obligors and other information that will allow Agent to identify the Obligors in accordance with the Patriot Act.

17.2 Collateral Provisions.

(a) Without in any way limiting the generality of Section 5 hereof, no (i) account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or

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(b) belonging to, a Sanctioned Person or (ii) lease in which the lessee is a Sanctioned Person, shall be Collateral.

(c) Agent may reject or refuse to accept any Collateral for credit toward payment of the Lender Indebtedness that is an account, instrument, chattel paper, lease, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person.

17.3 OFAC Compliance

.  None of any Obligor, any Subsidiary of any Obligor or any affiliate of any Obligor (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  The proceeds of the Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

18. SETTLEMENT AMONG LENDERS.

18.1 Between Settlement Dates

.

(a) Agent shall have the discretion to request that Issuing Bank issue all letters of credit and that TD make all cash Advances under the Line, for the account and on behalf of the Lenders, and TD or Issuing Bank may, in their sole discretion, cause such issuance and/or make such advances.  Unless Agent receives written notice from a Lender prior to the date on which any Advance is to be made under this Agreement that such Lender will not make available to Agent such Lender's Pro Rata Share of any such Advance, Agent may assume that each Lender will make such amounts available to Agent in immediately available funds in accordance with the terms of this Agreement and, in reliance thereon, Agent may cause such Advance to be made to Borrower.

(b) Borrower acknowledges and agrees that the provisions of this Section 18 are solely for the benefit of Agent, Lenders and Issuing Bank and nothing in this Section 18 shall be deemed an obligation, agreement or commitment by Agent, Issuing Bank or any Lender to make any advances or extensions of credit to Borrowers after the occurrence and during the continuance of any Default or Event of Default.

18.2 Settlement Date

.  Agent shall make a determination of each Lender's Pro Rata Share of the Line (by applying each Lender's Pro Rata Percentage to the total outstanding advances thereunder) periodically but not less frequently than once every week on the same day of each week, unless such day is not a Business Day, in which event such determination shall be made the next Business Day (each a "Settlement Date"), which outstanding amount shall be calculated as of the close  of the Business Day immediately preceding each respective Settlement Date.  A Settlement Date shall occur notwithstanding any intervening Event of Default or other occurrence, event or circumstance, including without limitation the commencement of a bankruptcy or reorganization proceeding.  Amounts of principal paid to Agent by Borrower from time to time shall, between Settlement Dates, be applied first to TD's Pro Rata Share of Advances, each as of the close of the Business Day preceding such Settlement Date.  Each settlement schedule shall show the amount, if any, due from each Lender to Agent (for its own account or on behalf of TD) or from Agent to each Lender, which amount shall be paid by federal funds, via wire transfer to the party entitled thereto to be received on or before (a) 3:00 P.M. Philadelphia time on the Settlement Date, provided such settlement schedule has been delivered prior to 2:00 P.M. Philadelphia time on the Settlement Date, or (b) 11:00 A.M. on the next Business Day, if such settlement schedule has been delivered after 2:00 P.M. Philadelphia time on the Settlement Date.  The obligations of Lenders

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under this Section 18.2 are unconditional, not subject to setoff, and irrevocable and may not be terminated at any time.

18.3 Remittance to Agent

.  Each Lender is absolutely and unconditionally obligated, without setoff or deduction of any kind, to remit to Agent on each Settlement Date any amount showing to be owing to Agent by such Lender on the settlement schedule for such date.  Agent shall also be entitled to recover any and all actual losses and damages either may incur (including without limitation, reasonable attorneys' fees) from any Lender failing to remit payment on the Settlement Date in accordance with this Agreement.  Agent may set off the obligations of any Lender under this paragraph against any distributions or payments of the Lender Indebtedness to which such Lender would otherwise be entitled at any time, or Agent may withhold such distributions or payments of such Lender Indebtedness to which such Lender would otherwise be entitled and make such distributions or payments to TD in an amount equal to, and as a repayment of, such Lender's Pro Rata Percentage of the advance made by TD on such Lender's behalf.

18.4 Alternate Procedures

.  Agent may, in its discretion, provide the Lenders with notice that Borrower has requested a cash Advance under the Line on the same Business Day as such request, and request each Lender to provide Agent with such Lender's Pro Rata Percentage of such requested cash Advance prior to Agent's making such cash Advance.  Upon receipt of such notice from Agent prior to 2:00 P.M., Philadelphia time, on the date the cash Advance is requested, each Lender shall remit to Agent such Lender's respective Pro Rata Percentage of such requested cash Advance, prior to 3:00 P.M. Philadelphia time on the Business Day Agent is scheduled to make such cash Advance.  Except as expressly provided herein, neither Agent nor any other Lender shall be obligated, for any reason whatsoever, to remit the share of any other Lender.  Agent shall not be required to make the full amount of the requested cash Advance unless and until it receives funds representing each other Lender's Pro Rata Percentage of such requested cash Advance, but Agent shall remit to Borrower that portion of the requested cash Advance equal to the Pro Rata Percentage as applicable, of such requested cash Advance which it has received from the Lenders.

18.5 Failure to Advance

.  If Agent does not receive each other Lender's Pro Rata Percentage of such requested cash advance and (a) Borrower requests that Agent fund such Lender's Pro Rata Percentage of such cash advance or (b) Agent otherwise elects, in its sole discretion, without any obligation at any time to any Lender to do so, to make the requested cash advance on behalf of such Lenders or any of them, Agent shall be entitled to receive each Lender's Pro Rata Percentage of each cash advance, together with interest at a per annum rate equal to the applicable interest rate set forth herein for the applicable Loan for such advance, during the period commencing on the date such cash advance is made and ending on (but excluding) the date Agent recovers such amount.  Each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Agent its Pro Rata Percentage of each cash advance made pursuant to the terms of this Agreement.  Agent shall also be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys' fees) from any Lender failing to remit upon demand of Agent.  Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender at any time.  Notwithstanding the foregoing, Agent shall have no duty or obligation at any time for any reason to make any advance on behalf of any Lender.

18.6 Defaulting Lender

.  To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to the terms of this Agreement (any such Lender being referred to, during such period, as a "Defaulting Lender"), such Lender's percentage of all payments of the Lender Indebtedness (but not its Pro Rata Percentage

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of future advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding advances under the Loans bears to the total outstanding advances under the Loans of all Lenders.  In addition, notwithstanding any definition or other provision of this Agreement to the contrary, during any period in which a Lender is a Defaulting Lender, all calculations for voting purposes among the Lenders shall be made as if the Defaulting Lender were not a Lender or a Required Lender and not a party to this Agreement.

19. AGENT.

19.1 Appointment of Agent

.  Each Lender hereby designates Agent to act as Agent for such Lender under this Agreement and the Loan Documents.  Each Lender hereby irrevocably authorizes, and each holder of a Note by the acceptance of such Note shall be deemed irrevocably to authorize, Agent to take such action on its behalf under the provisions of this Agreement, the Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Except as expressly set forth in this Agreement to the contrary, Obligors are authorized by Lenders to deal solely with Agent in all matters which affect Lenders under this Agreement and the other Loan Documents.

19.2 Holding of Collateral and Collections

.  Except as otherwise permitted under this Agreement, Agent shall hold all Collateral, payments of principal and interest, fees, costs, expenses and collections received pursuant to this Agreement or the other Loan Documents, for the pro rata benefit of the Lenders in accordance with their respective Pro Rata Percentages.  To the extent any other Lender from time to time holds any Collateral, it shall hold such Collateral for the pro rata benefit of all Lenders in accordance with their respective Pro Rata Percentages.

19.3 Fees

.  Any sharing among Agent and Lenders of fees payable under this Agreement shall be addressed in a separate agreement among Agent and Lenders.

19.4 Collections and Disbursements

.

(a) The Agent will have the right to collect and receive all payments of the Lender Indebtedness, and to collect and receive all reimbursements for draws made under the letters of credit issued under this Agreement together with all fees, charges or other amounts due to Agent and/or Lenders under this Agreement and the other Loan Documents.  If Agent should for any reason receive less than the full amount of the interest or other compensation due under the Loan Documents, each Lender's share of such interest or compensation shall decrease in proportion to each Lender's Pro Rata Percentage.

(b) If any such payment received by the Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the other Loan Documents, each Lender will, upon written notice from the Agent, promptly pay over to the Agent its Pro Rata Percentage of the amount rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned. If Agent does not receive such sums from any Lender within one (1) Business Day after receipt by such Lender of the written notice from Agent referred to above, Agent shall also be entitled to receive from such Lender interest on such amount at a per annum rate equal to the Prime Based Rate during the period commencing on the date of receipt by such Lender of such written notice from Agent and ending on (but excluding) the

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(c) date Agent recovers such amount.

(d) All payments by the Agent and the Lenders to each other hereunder or under the Loan Documents shall be in immediately available funds.  The Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Lender Indebtedness, in a manner customary to the Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense.

(e) The proceeds from the sale or disposition of any Collateral and all other payments received by Agent shall be applied, first to reasonable expenses incurred by Agent as provided in Section 19.16, below, then to all sums due Issuing Bank in connection with the issuance of any Letters of Credit, then to accrued but unpaid fees in accordance with each Lender's Pro Rata Percentage (to the extent Lenders share in such fees),  then to accrued but unpaid interest on the Lender Indebtedness in accordance with each Lender's Pro Rata Percentage, then to the principal balance of the Lender Indebtedness in accordance with each Lender's Pro Rata Percentage and then to expenses, if any, incurred by Lenders (to the extent subject to reimbursement by Obligors under the Loan Documents) in accordance with their Pro Rata Percentages.

(f) To the extent necessary for each Lender's actual percentage of all outstanding Advances to equal its applicable Pro Rata Percentage, the Lender which obtains a greater share of any payments (by set off or otherwise) than its applicable Pro Rata Percentage shall acquire a participation in the applicable outstanding balances of the Pro Rata Shares of the Lenders as determined by Agent in order that such Lender's percentage of outstanding Advances is equal to its Pro Rata Percentage.

19.5 Delegation of Duties; Discretion; Instructions

.  Agent may perform any of its duties hereunder or under the Loan Documents by or through its agents or employees.  As to any matters not expressly provided for by the Loan Documents or this Agreement, the Agent may exercise its discretion to take or refrain from taking any action.  If Agent is required to act or to refrain from acting under the terms of this Agreement upon the instructions of all Lenders or Required Lenders, as applicable, it shall be fully protected in so acting or refraining from acting upon the required instructions.  Notwithstanding the foregoing, Agent shall not be required to take any action which exposes Agent to liability or which is contrary to any of the Loan Documents or applicable law.  Agent may require that it be furnished with an indemnification from each Lender for such Lender's Pro Rata Percentage of such liability, in form reasonably satisfactory to Agent as a condition of Agent acting or refraining from acting upon the instructions of all Lenders or Required Lenders.  If Agent is one of the Lenders, an indemnification from Agent to itself will not be required.

19.6 Nature of Duties

.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Loan Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence or willful misconduct, or (b) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Obligors or any officer thereof contained in any of the Loan Documents or in any certificate, report, statement or other documents referred to or provided for in, or received by Agent or any Lender under or in connection with, this Agreement or any of the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Collateral or any of the Loan Documents or for any failure of the Obligors to perform their obligations under the Loan Documents or for the financial condition of any Obligor.  Any liability of

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the Agent to the Lenders hereunder or under any of the Loan Documents shall be limited only to direct loss or liability suffered by such Lender and shall not be for indirect, consequential or incidental liability.  Agent shall not be under any obligation to any Lender to ascertain or to inquire  as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Loan Documents, or to inspect the properties, books or records of the Obligors.  Except as expressly provided herein and in the Loan Documents, the duties of the Agent shall be mechanical and administrative in nature.  Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Lender.  Nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligation in respect of this Agreement, except as expressly set forth herein and in the Loan Documents.

19.7 Lack of Reliance on the Agent

.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Obligors in connection with the extension of credit to the Obligors and the continuance of such credit facilities and the taking or not taking of any action in connection herewith, and (b) its own appraisal of the credit worthiness of Obligors.  Agent shall have no duty or responsibility either initially or on a continuing basis, to provide Lenders with any credit or other information with respect thereto, coming into its possession.  Lenders acknowledge and agree that Agent has not made any representations or warranties to any Lender regarding the financial conditions, affairs or creditworthiness of Obligors.

19.8 Resignation

.  Agent may resign on thirty (30) days' prior written notice to each of the Lenders.  Upon any resignation of Agent, the Required Lenders shall have the right to appoint a successor Agent.  Upon the acceptance of the appointment as a successor Agent, such successor Agent shall succeed to and become vested with all rights, powers, obligations and duties of the resigning Agent and the resigning Agent shall be discharged from all of its obligations hereunder, provided that such resigning Agent shall execute such UCC assignment statements and other documents and take such other actions as are reasonably requested by Lenders in connection with the appointment of a successor Agent.

19.9 Certain Rights of Agent

.  If Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with the Loan Documents, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from all Lenders or the Required Lenders, as applicable.  Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting in accordance with the written instructions of all Lenders or the Required Lenders, as applicable.  All requests for instructions by Agent and all responses by the Lenders to such requests must be in writing, which writing may include a telecopied transmission.

19.10 Reliance

.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement, the Loan Documents and its duties hereunder and thereunder, upon the advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

19.11 Notice of Default

.  Agent shall not be deemed to have knowledge or notice of

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the occurrence of any Event of Default under the Loan Documents unless Agent has received written notice from a Lender or Obligors referring to the Loan Documents, describing such Event of Default and stating that such notice is a "notice of default".  In the event that any Lender shall have "actual knowledge" of the occurrence of any Event of Default, such Lender shall promptly notify Agent in writing.  Upon such notice of the occurrence of an Event of Default, Agent shall promptly give notice thereof to the Lenders.  For purposes hereof, a Lender shall be deemed to have "actual knowledge" if any such information is known to an officer of such Lender responsible for the credit facilities contemplated hereunder.

19.12 The Agent in its Capacity as Lender

.  With respect to the advances and credit accommodations made by TD to Borrower under the Loan Documents, TD shall have the same rights and powers hereunder as any other Lender as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar terms shall, unless the context clearly otherwise indicates, include  TD in its individual capacity as a Lender.

19.13 Other Loans

.  Agent may engage in other business with any Obligor as if it were not performing the duties specified herein, and may accept fees and other consideration from any Obligor for services in connection therewith without having to account for the same to the Lenders.  In the event that any Lender obtains collateral (other than the Collateral described in this Agreement) to secure any other loan or credit accommodation extended by such Lender to any Obligor and such other collateral also secures any of the Lender Indebtedness, such Lender may apply the proceeds of such other collateral towards payment of all other obligations of such Obligor to such Lender before applying any proceeds thereof to any Lender Indebtedness for the pro rata benefit of the Lenders.  Notwithstanding the foregoing, any items or funds against which a Lender or Lender Affiliate exercises a right of set-off or turnover under Sections 13.5 and 13.6 of this Agreement shall be applied toward the Lender Indebtedness.  In the event that any Lender extends credit accommodations to any Obligor other than in connection with the transactions contemplated in this Agreement, and such credit accommodations are secured by the Collateral, such Lender agrees that all proceeds of the Collateral shall be used first to pay all Lender Indebtedness incurred in connection with the transaction contemplated in this Agreement.

19.14 Disclosure of Information; Audits

.  Each Lender, at the request of another Lender, will share with such other Lender such financial and other information in the possession of the Lender regarding the Obligors as may be reasonably requested by another Lender.  Obligors consent to the disclosure of all of such information.  To the extent any Lender performs an audit of the financial condition and operations of any Obligor or the Collateral, such Lender shall make the results of such audit available to the other Lenders.  Notwithstanding the foregoing, no Lender shall have any liability to the other Lenders related to the audit performed by such Lender except for errors in connection with such audit which constitute gross negligence or willful misconduct by the Lender or Lender's agent performing such audit.

19.15 Actions by Agent; Amendments; Waivers

.

(a) Subject to the other provisions of Section 19 of this Agreement, Agent shall have the sole and exclusive right and obligation to service and administer the Lender Indebtedness, the Collateral and the Loan Documents, including, without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including, without limitation, the right to determine whether advances are to be made hereunder and whether any letters of credit should be issued, amended, extended or reinstated or whether draws should be honored thereunder.

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(b) Notwithstanding the provisions of Section 19.15(a) above, Agent shall not enter into any waiver, amendment, supplement, replacement or extension of this Agreement, any of the other Loan Documents or any of the terms or conditions thereof without the prior written consent of Required Lenders, except with respect to any waiver, amendment, supplement, replacement or extension which would do any of the following, in which case the prior written consent of all Lenders shall be required:

(1) change the maximum amount available under the Loan, decrease the interest rates provided in this Agreement or extend the Contract Period;

(2) amend or modify the definition of "Borrowing Base Amount";

(3) amend, alter or modify this Section 19.15;

(4) decrease the amount or extend the payment terms of any sums due under the Loan or any fees required to be paid by Obligors hereunder or under this Agreement (except fees payable solely to Agent or its Affiliates);

(5) release any Obligor from its obligations with respect to all Lender Indebtedness except in connection with the termination of this Agreement and repayment of all Lender Indebtedness;

(6) release or subordinate the Agent's security interest for the pro rata benefit of the Lenders in any portion of the Collateral without payment to Lenders in accordance with their Pro Rata Percentage of sums received by Agent from Obligors in connection with such release or subordination, except for releases in connection with transactions by Obligors permitted in this Agreement; or

(7) change the definition of Required Lenders.

(c) Any action taken in accordance with the terms of this Section 19.15, including any amendment, supplement, waiver, consent or election, shall apply equally to each of the Lenders and shall be binding upon the Lenders, the Agent and all participants.  In the case of any waiver of any Event of Default, the Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) After the occurrence of an Event of Default, Agent shall take such action as may be directed by the Required Lenders, provided that until it receives such direction, Agent shall have the sole and exclusive right, with communication (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under the Loan Documents and available at law or in equity as Agent shall deem advisable in the best interest of the Lenders to protect and enforce the rights of the Agent and the Lenders and collect the Lender Indebtedness, including, without limitation, instituting and pursuing all legal actions against Obligors, or defending any and all actions brought by any Lender or other Person, or incurring expenses or otherwise making expenditures to protect the Lender Indebtedness, the Collateral or the Agent's and the Lenders' rights and remedies.

(e) To the extent Agent is required to obtain or otherwise elects to seek

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(f) the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) Business Days of such Lender's receipt of such written request (which may include a telecopied transmission), such Lender shall be deemed to have given its consent thereto, unless such Lender has given the Agent written notice (which may include a telecopied transmission) within such five (5) Business Day period requesting an additional five (5) Business Days to respond.  If such Lender then fails to consent or dissent within the additional five (5) Business Day period, such Lender shall be deemed to have given its consent thereto.

19.16 Sharing of Risk; Indemnification; Expenses

.

(a) To the extent Agent is not reimbursed by Obligors, the Lenders will reimburse and indemnify the Agent in proportion to their respective Pro Rata Percentages, for and against any and all liabilities, obligations, losses (except the failure of the Agent to receive the fees which are to be retained by Agent in full), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, attorneys' fees, which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder or under the Loan Documents, or in any way relating to or arising out of this Agreement or the Loan Documents.

(b) All reasonable out-of-pocket costs and expenses incurred by Agent and not reimbursed on demand by Obligors, in connection with the creation, amendment, administration, termination and enforcement of the Lender Indebtedness and/or the exercise of the Agent's rights and duties hereunder or under the Loan Documents (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under the Loan Documents) shall be shared and paid on demand by Lenders, pro rata based on their respective Pro Rata Percentages.  Any such sums not paid on demand shall accrue interest at the Prime Based Rate until paid.

(c) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for the reimbursement, indemnification and expense obligations of the Lenders described in this Section 19.16.

(d) In connection with reimbursement, indemnification and expense obligations set forth in this Section 19.16, Agent shall provide a reasonable accounting to Lenders describing such expenses or indemnification obligations.

19.17 Consultation with Counsel

.  The Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

19.18 Documents

.  The Agent shall not be under a duty to examine or pass upon the effectiveness, genuineness or validity of this Agreement or any of the  other Loan Documents or any other instrument or document furnished pursuant hereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.  In addition the Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document.

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19.19 Several Obligations

.  The obligation of each Lender is several, and neither the Agent nor any other Lender shall be responsible for any obligation or commitment hereunder of any other Lender.

19.20 No Third Party Beneficiary

.  The provisions of Section 19 of this Agreement are intended solely for the benefit of Agent and Lenders and not for the benefit of any third party, including without limitation, Obligors and any amendment to Section 19 of this Agreement shall not require any Obligor's consent.

19.21 Participations and Assignments.

(a) Each Lender may at any time grant participations of its Pro Rata Share in and to its interests under this Agreement (collectively, "Participations") to any other lending office of such Lender or to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participations ("Participants"); provided however that: (i) all amounts payable by the Obligors to each Lender hereunder and voting rights of each Lender hereunder shall be determined as if such Lender had not granted such Participation; (ii) any agreement pursuant to which any Lender may grant a Participation (A) shall provide that such Lender is not delegating and therefore shall retain the sole right and responsibility to exercise all of its rights and privileges under this Agreement, including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement and (B) shall not release or discharge such Lender from its duties and obligations, which shall remain absolute, hereunder, including its obligation to make advances hereunder; and (iii) upon entering into any such Participation, the Lender granting such participation shall give thirty (30) days prior written notice thereof to Agent.

(b) Each Lender may at any time assign all or any portion of its Pro Rata Share (together with its rights and obligations with respect thereto) and its right, title and interest therein and in and to this Agreement and the other Loan Documents to a Lender or any Affiliate of a Lender, or to any other bank or financial institution, in each case with thirty (30) days prior written notice to Agent and Obligors and subject to the prior written consent of the Agent; provided however that (i) any assignment to another Lender (which is then a party to this Agreement) or to any other bank or financial institution shall be in the minimum amount of Five Million Dollars ($5,000,000.00); (ii) the parties to such assignment shall execute an Assignment and Acceptance in the form of Exhibit "D" hereto and such other documents reasonably requested by Agent, and Obligors shall execute such replacement Line Notes, amendments and other items as may be requested by Agent; and (iii) the parties to the assignment shall pay Agent a processing fee of Three Thousand Five Hundred Dollars ($3,500.00) at the time of providing such assignment to Agent.

(c) Notwithstanding anything to the contrary contained herein, each Lender may at any time collaterally assign all or any portion of its rights under this Agreement and its Note to any Federal Reserve Bank to secure overnight deposits, provided that no such assignment shall release the assigning Lender from its obligations hereunder.

20. SUBROGATION

20.1 Subrogation

.  Each Obligor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Obligor may now or hereafter have against any other Obligor or other Person directly or contingently liable for the Lender Indebtedness hereunder, or against or with respect to any other Obligor's

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property (including, without limitation, any property which is Collateral for the Lender Indebtedness), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Lender Indebtedness.

21. MISCELLANEOUS.

21.1 Brokers

.  The transaction contemplated hereunder was brought about and entered into by Agent, Lenders and Obligors acting as principals and without any brokers, agents or finders being the effective procuring cause thereof.  Agent represents to Obligors that Agent has not committed any Obligor to the payment of any brokerage fee or commission in connection with this transaction.  Obligors represent to Agent that no Obligor has committed Agent to the payment of any brokerage fee or commission in connection with this transaction.  If any such claim is made against Agent by any broker, finder or agent or any other Person, Obligors agree to indemnify, defend and hold Agent harmless against any such claim, at Obligors' own cost and expense, including Agent's attorneys' fees.  Obligors further agree that until any such claim or demand is adjudicated in Agent's favor, the amount claimed and/or demanded shall be deemed part of the Lender Indebtedness secured by the Collateral.

21.2 Use of Agent's Name

.  No Obligor shall use Agent's or any Lender's name or the name of any of Agent's or any Lender's Affiliates in connection with any of its business or activities except as may otherwise be required by the rules and regulations of the Securities and Exchange Commission or any like regulatory body and except as may be required in its dealings with any governmental agency.

21.3 No Joint Venture

.  Nothing contained herein is intended to permit or authorize any Obligor to make any contract on behalf of Agent or any Lender, nor shall this Agreement be construed as creating a partnership, joint venture or making Agent or any Lender an investor in any Obligor.

21.4 Survival

.  All covenants, agreements, representations and warranties made by any Obligor in the Loan Documents or made by or on its behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Agent or on its behalf and the making by Agent or any Lender of the loans or advances to any Obligor.  All statements contained in any certificate, statement or other document delivered by or on behalf of any Obligor pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by such Obligor.

21.5 No Assignment by Obligor

.  No Obligor may assign any of its rights hereunder without the prior written consent of Agent, and Agent shall not be required to lend hereunder except to Obligors as they presently exist.

21.6 Binding Effect

.  This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

21.7 Severability

.  The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

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21.8 No Third Party Beneficiaries

.  The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

21.9 Modifications

.  No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

21.10 Holidays

.  If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

21.11 Law Governing

.  This Agreement has been made, executed and delivered in the State of New Jersey and will be construed in accordance with and governed by the laws of such State, without regard to conflict of law principles.

21.12 Integration

.  The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Agent's or any Lender's rights, powers, remedies and security.  The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties.  In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

21.13 Exhibits and Schedules

.  All exhibits and schedules attached hereto are hereby made a part of this Agreement.

21.14 Headings

.  The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

21.15 Counterparts

.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

21.16 Waiver of Right to Trial by Jury

.  OBLIGORS, AGENT AND LENDERS WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY OBLIGOR, AGENT OR LENDER WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  OBLIGORS, AGENT AND LENDERS AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF OBLIGORS, AGENT AND LENDERS TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  OBLIGORS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY

•                                                                        -  -

VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION.

21.17 Marketing Release

.  Obligors hereby consent to the publication and other advertisement by Agent and/or any Lender in various media of the transactions occurring under this Agreement.

21.18 Credit Inquiries

.  Obligors hereby consent to Agent and/or any Lender responding form time to time to credit inquiries regarding each of the Obligors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OBLIGORS:

HOOPER HOLMES, INC.

By:/s/ Michael J. Shea
Name/Title: Michael J. Shea, SVP, CFO

HOOPER INFORMATION SERVICES, INC.

By:/s/ Michael J. Shea
Name/Title: Michael J. Shea, SVP, CFO

MID-AMERICA AGENCY SERVICES, INCORPORATED

By:/s/ Michael J. Shea
Name/Title: Michael J. Shea, SVP, CFO

TEG ENTERPRISES, INC.

By:/s/ Michael J. Shea
Name/Title: Michael J. Shea, SVP, CFO

HERITAGE LABS INTERNATIONAL, LLC

By:/s/ Michael J. Shea
Name/Title: Michael J. Shea, SVP, CFO

HOOPER DISTRIBUTION SERVICES, LLC

By:/s/ Michael J. Shea
Name/Title: Michael J. Shea, SVP, CFO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

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[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

AGENT:

TD BANK, N.A.

By:/s/ William H. Moul, Jr.
Name/Title:William H. Moul, Jr., Vice President

LENDERS:

TD BANK, N.A.

By:/s/ William H. Moul, Jr.
Name/Title:William H. Moul, Jr., Vice President

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

•

EXHIBITS
Exhibit "A"                                -           Line Note

Exhibit "B"                                -           Form of Borrowing Base Certificate

Exhibit "C"                                -           Form of Compliance Certificate

Exhibit "D"                                           Form of Assignment and Acceptance

•

SCHEDULES

Schedule A	Lenders; Pro Rata Percentage and Pro Rata Share

Schedule 1.1(ff)	Increased Account Debtors

Schedule 5.1(i)	Commercial Tort Claims

Schedule 6.1	States of organization and foreign qualification and organizational ID numbers

Schedule 6.3	Ownership Interests, Pledges, etc. of each Obligor

Schedule 6.4	Stock owned by each Obligor

Schedule 6.7	Pending or Threatened Litigation or Proceedings Against or Affecting each Obligor

Schedule 6.14	Names (including tradenames) and Addresses of each Obligor, identifying chief executive office

Schedule 6.16	Employee Pension Benefit Plan Obligations of each Obligor

Schedule 6.17	Material Leases, Contracts, Agreements or Commitments

Schedule 6.18	Intellectual Property

Schedule 6.21	Deposit Accounts

Schedule 7.3	Permitted Indebtedness for Borrowed Money

Schedule 7.4	Permitted Investments and Loans

Schedule 7.9	Permitted Liens and Security Interests

Schedule 7.16	Wachovia Accounts and Bank of America Accounts

Schedule 7.20	Permitted Loans to Affiliates, Shareholders, Officers or Directors

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SCHEDULE "A"

Lenders	Pro Rata Share	Pro Rata Percentage
TD Bank, N.A.	$15,000,000	100%

•

SCHEDULE 1.1(ee)

Increased Account Debtors

1. ING

2. Prudential

3. American General

4. Met Life

5. Benicomp

6. Bravo

7. SHPS

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SCHEDULE 7.16

Permitted Accounts

Bank	Account Name	Account No.
Wachovia Bank, N.A.	Main	2000001092099
Wachovia Bank, N.A.	Wire Transfer	2000013063854
Wachovia Bank, N.A.	Rapidraft	2079950015967
Wachovia Bank, N.A.	Accounts Payable	2079950015763
Wachovia Bank, N.A.	HISI - Hooper Information Services	2000006153852
Wachovia Bank, N.A.	Credit Card Funding	2000011048884
Wachovia Bank, N.A.	D&D Accounts Payable	2079950092281
Wachovia Bank, N.A.	HDSI - Hooper Distribution Services	2000011549723
Wachovia Bank, N.A.	HHI - A/P Direct Deposit	2000018631838
Wachovia Bank, N.A.	Branch Payroll	2000002926931
Bank of America, N.A.	Hooper Holmes, Inc.	00000159004438
Bank of America, N.A.	Hooper Holmes, Inc.	00000080226893
Bank of America, N.A.	Hooper Holmes, Inc.	00002220011308
Bank of America, N.A.	Hooper Holmes, Inc.	00002220011293

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